Exhibit 10.1

SEPARATION AND DISTRIBUTION AGREEMENT

by and between

TECHNIPFMC PLC

AND

TECHNIP ENERGIES B.V.

Dated as of [●]

i

4.3	Compensation for Providing Information	32
4.4	Record Retention	32
4.5	Limitations of Liability	33
4.6	Other Agreements Providing for Exchange of Information	33
4.7	Auditors and Audits	34
4.8	Privileged Matters	34
4.9	Confidentiality	37
4.10	Protective Arrangements	38

ARTICLE V. FURTHER ASSURANCES AND ADDITIONAL COVENANTS		39

5.1	Further Assurances	39
5.2	Performance	39
5.3	Certain Restrictions and Non-Solicitation Provisions	40
5.4	Mail Forwarding	42
5.5	Non-Disparagement	42
5.6	Order of Precedence	42
5.7	TFMC Specified Marks.	42
5.8	Transfer of TEN Securities by TFMC	43
5.9	Board Matters	45
5.10	Information Rights	47
5.11	Voting Agreement	47
5.12	Standstill	47

ARTICLE VI. DISPUTE RESOLUTION		49

6.1	General Provisions	49
6.2	Negotiation by Senior Executives	50
6.3	Arbitration	50
6.4	Interim or Conservatory Measures	51

ARTICLE VII. TERMINATION		51

7.1	Termination	51
7.2	Effect of Termination	51

ARTICLE VIII. MISCELLANEOUS		51

8.1	Corporate Power	51
8.2	Modification or Amendments	52
8.3	Waivers of Default	52
8.4	Counterparts	52
8.5	Governing Law	52
8.6	Notices	53
8.7	Entire Agreement	53
8.8	No Third-Party Beneficiaries	54
8.9	Severability	54
8.10	Interpretation	54

ii

8.11	Defined Terms	54
8.12	Assignment	54
8.13	Specific Performance	55
8.14	Force Majeure	55
8.15	Press Release	55
8.16	Expenses	55
8.17	Payment Terms	55
8.18	Survival of Covenants	56
8.19	Construction	56
8.20	Performance	56
8.21	No Admission of Liability	57
8.22	Limited Liability	57
8.23	Exclusivity of Tax Matters	57
8.24	Limitations of Liability	57

Annexes
Annex I	Defined Terms

Exhibits
Exhibit A	Amended and Restated Articles of Association

iii

SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT is entered into effective as of [●] (this “Agreement”), by and between TechnipFMC plc, a public limited company formed under the laws of England and Wales (“TFMC”), and Technip Energies B.V., a private limited liability company incorporated under the laws of the Netherlands and wholly owned subsidiary of TFMC, which prior to the Distribution (as defined below) will be converted to Technip Energies N.V., a public limited liability company incorporated under the laws of the Netherlands (“TEN”). TFMC and TEN are each a “Party” and are sometimes referred to herein collectively as the “Parties.”

RECITALS

WHEREAS, TFMC, acting together with its Subsidiaries, currently conducts the TFMC Business (as defined below) and the TEN Business (as defined below);

WHEREAS, the Board of Directors of TFMC (the “TFMC Board”) determined on careful review and consideration that the separation of TEN from the rest of TFMC and the establishment of TEN as a separate, publicly traded company to operate the TEN Business is in the best interests of TFMC;

WHEREAS, the Board of Directors of TEN (the “TEN Board”) determined on careful review and consideration that the separation of TEN from the rest of TFMC and the establishment of TEN as a separate, publicly traded company to operate the TEN Business is in the best interests of TEN;

WHEREAS, TEN has been incorporated for the sole purpose of, and has not engaged in activities except in preparation for, the Transactions contemplated by this Agreement;

WHEREAS, TFMC owns 100% of the ordinary shares, nominal value EUR 0.01 per share, of TEN (the “TEN Shares”);

WHEREAS, in furtherance of the foregoing, the TFMC Board has determined that it is appropriate and desirable to separate the TEN Business from the TFMC Business (the “Separation”) and, following the Separation, contribute those subsidiaries of TFMC constituting the TEN Business to TEN (the “Contribution”);

WHEREAS, as consideration for the Separation and the Contribution, the TEN Board has determined it appropriate and desirable that following the Contribution TEN shall issue [●] TEN Shares to TFMC (the “TEN Shares Issuance”) which shares shall be paid up in kind by means of the Contribution;

WHEREAS, each of the TFMC Board and the TEN Board have further determined that, following the Separation, the Contribution and TEN Shares Issuance, it is appropriate and desirable for TFMC to make a distribution of the TEN Shares representing an aggregate 50.1% interest in TEN to the holders of ordinary shares, par value $1.00 per share, of TFMC (the “TFMC Shares”) through a special dividend of TEN Shares to holders of TFMC Shares on the Record Date on a pro rata basis (the “Distribution” and, together with the Separation, the Contribution, the TEN Shares Issuance and the other transactions contemplated by this Agreement, the “Transactions”), in each case, on the terms and conditions set forth in this Agreement;

WHEREAS, immediately following the Distribution, Parent will hold an amount of TEN Shares representing 49.9% of the outstanding TEN Shares;

WHEREAS, TEN has filed with the Stichting Autoriteit Financiële Markten (the “AFM”) and the SEC, respectively, the EU Prospectus and the Form F-1, which set forth certain disclosure concerning TEN and the Transactions;

WHEREAS, TEN has requested that the AFM notify the Autorité des marchés financiers (the “AMF”) of its approval, in accordance with the applicable regulation of the European Parliament, of the EU Prospectus; and

WHEREAS, each of TFMC and TEN has determined that it is appropriate and desirable to set forth in this Agreement certain agreements that will govern certain matters relating to the Transactions and the relationship of TFMC, TEN and the members of the TFMC Group and the TEN Group following the Distribution.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I.
SEPARATION
1.1          Transfers of Assets and Assumptions of Liabilities; TEN Assets; TFMC Assets.

(a)          In order to effect the Transactions, the Parties shall cause, and shall cause the members of their respective Group to cause, (i) the TEN Group to own, to the extent they do not already own, all of the TEN Assets and none of the TFMC Assets, and (ii) the TEN Group to be liable for, to the extent they are not already liable for, all of the TEN Liabilities.

(b)          For purposes of this Agreement, “TEN Assets” shall mean:

(i)          all Assets of either Party or any member of its Group included or reflected as Assets of the TEN Group on the TEN Balance Sheet, subject to any dispositions of such Assets subsequent to the date of the TEN Balance Sheet; provided, that the amounts set forth on the TEN Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of TEN Assets pursuant to this clause (i);

(ii)         all Assets of either Party or any member of its Group as of the Effective Time that are of a nature or type that would have resulted in such Assets being included as Assets of TEN or members of the TEN Group as of the Effective Time if a balance sheet, notes and subledgers were to be prepared on a basis consistent with the determination of the Assets included on the TEN Balance Sheet, it being understood that (x) the TEN Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Assets that are included in the definition of TEN Assets pursuant to this clause (ii) and (y) the amounts set forth on the TEN Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of TEN Assets pursuant to this clause (ii);

(iii)        all issued and outstanding capital stock or other equity securities of the Persons set forth on Schedule 1.1(b)(iii) owned by either Party or a member of its respective Group as of the Effective Time;

(iv)        the amount of cash, cash equivalents or marketable securities on hand or in bonds as determined pursuant to Schedule 1.1(b)(iv) (the “TEN Cash”);

(v)         all TEN Contracts and all rights, interests or claims of either Party or any member of its respective Group thereunder as of the Effective Time;

(vi)        all TEN Intellectual Property and all rights, interests or claims of either Party or any member of its respective Group thereunder as of the Effective Time;

(vii)       all TEN Leases and all rights, interests or claims of either Party or any member of its respective Group thereunder as of the Effective Time;

(viii)      all TEN Permits and all rights, interests or claims of either Party or any member of its respective Group thereunder as of the Effective Time;

(ix)        all TEN Properties, together with all buildings, fixtures and improvements erected thereon;

(x)         all rights, claims, demands, causes of action, judgments, decrees and rights to indemnity or contribution, whether absolute or contingent, contractual or otherwise, in favor of TFMC or any of its Subsidiaries primarily related to the TEN Business, including the right to sue, recover and retain such recoveries and the right to continue in the name of TEN and its Subsidiaries any pending actions relating to the foregoing, and to recover and retain any damages therefrom;

(xi)        all Business Records exclusively related to the TEN Business (the “TEN Business Records”);

(xii)       all rights, interests or claims in the Insurance Claims set forth on Schedule 2.1(b)(xi); and

(xiii)      all Assets of either Party or any member of its respective Group as of the Effective Time that are expressly provided by this Agreement or any Ancillary Agreement as Assets to be transferred to any member of the TEN Group, including any Assets of TEN or any member of the TEN Group necessary to perform the services set forth in the Transition Services Agreement.

Notwithstanding the foregoing, the TEN Assets shall not in any event include any Asset referred to in Section 1.1(c).

(c)          For purposes of this Agreement, “TFMC Assets” shall mean:

(i)          all Assets of either Party or the members of its Group as of the Effective Time, other than the TEN Assets, including

A.          all Contracts of either Party or any member of its respective Group and all rights, interests or claims of either Party or any member of its respective Group thereunder as of the Effective Time other than the TEN Contracts (collectively, the “TFMC Contracts”);

B.          all TFMC Intellectual Property;

C.          all TFMC Permits;

D.          any Contract related to the leasing or subleasing of real property and all rights, interests or claims of either Party or any member of its respective Group thereunder as of the Effective Time other than the TEN Leases, including the Contracts listed on Schedule D;

E.          all cash, cash equivalents and marketable securities on hand or in banks, other than the TEN Cash;

F.           all rights, interests or claims in the in the Insurance Claims other than those set forth on Schedule 2.1(b)(xi);

G.          all Business Records other than the TEN Business Records;

H.          all Assets of either Party or any member of its respective Group as of the Effective Time that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets to be retained by any member of the TFMC Group, including any Assets of TFMC or any member of the TFMC Group necessary to perform the services set forth in the Transition Services Agreement;

I.            the Outstanding RPBC Payment; and

(ii)         all assets set forth on Schedule 1.1(c)(ii).

(d)          For the purposes of this Agreement, “TEN Liabilities” shall mean:

(i)          all Liabilities relating to, arising out of or resulting from the actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, at or after the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent (and only to the extent) that such Liabilities relate to, arise out of or result from the TEN Business or a TEN Asset, including:

  A.           all Liabilities that are expressly provided by this Agreement or any Ancillary Agreement as Liabilities to be assumed or retained by TEN or any other member of the TEN Group, and all agreements, obligations and Liabilities of any member of the TEN Group under this Agreement or any of the Ancillary Agreements;

  B.           all Liabilities included or reflected as liabilities or obligations of TEN or the members of the TEN Group on the TEN Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the TEN Balance Sheet; provided, that the amounts set forth on the TEN Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of TEN Liabilities pursuant to this clause (B);

  C.           all Liabilities as of the Effective Time to the extent (and only to the extent) that they are of a nature or type that would have resulted in such Liabilities being included or reflected as liabilities or obligations of TEN or the members of the TEN Group as of the Effective Time if a balance sheet, notes and subledgers were to be prepared on a basis consistent with the determination of the Liabilities included on the TEN Balance Sheet, it being understood that (x) the TEN Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Liabilities that are included in the definition of TEN Liabilities pursuant to this clause (C) and (y) the amounts set forth on the TEN Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of TEN Liabilities pursuant to this clause (C);

  D.           any and all Liabilities that are expressly provided by this Agreement or any Ancillary Agreement as Liabilities to be assumed by TEN or any other member of the TEN Group, and all agreements, obligations and Liabilities of any member of the TEN Group under this Agreement or any of the Ancillary Agreements;

  E.           all Liabilities based upon, relating to or arising from the TEN Contracts;

  F.            all Liabilities based upon, relating to or arising from Intellectual Property to the extent primarily used or held for use in the TEN Business;

  G.           all Liabilities based upon, relating to or arising from the TEN Permits;

  H.          all Liabilities with respect to terminated, divested or discontinued businesses, Assets or operations to the extent (and only to the extent) that they were of such a nature that they would be or would have been part of the TEN Business had they not been terminated, divested or discontinued (regardless of whether they ever operated under the “TechnipFMC” name), and all Liabilities of TFMC related thereto unless such Liabilities are expressly retained by TFMC pursuant to the terms of this Agreement or the Ancillary Agreements; all Liabilities based upon, relating to or arising from all TEN Leases;

  I.            all Environmental Liabilities arising at, prior to or after the Effective Time to the extent (and only to the extent) based upon, relating to or arising from the conduct of the TEN Business as currently or formerly conducted (including at any properties that were previously owned or operated in connection with the TEN Business), the TEN Assets or the TEN Properties

  J.            all Liabilities arising out of any TEN Action;

  K.           all Liabilities arising out of claims made by any Third Party (including TFMC’s or TEN’s respective directors, officers, shareholders, employees and agents) against any member of the TFMC Group or the TEN Group to the extent (and only to the extent) relating to, arising out of or resulting from the TEN Business or the TEN Assets or the other business, operations, activities or Liabilities referred to in clauses (A) through (K) above and clause (ii) below; and

(ii)        all Liabilities set forth on Schedule 1.1(d)(ii).

(e)          For the purposes of this Agreement, “TFMC Liabilities” means the following Liabilities of either Party or the members of its respective Group in each case to the extent (and only to the extent) that such Liabilities relate to, arise out of or result from the TFMC Business or a TFMC Asset, including:

(i)          all Liabilities that are expressly provided by this Agreement or any Ancillary Agreement as Liabilities to be assumed or retained by TFMC or any other member of the TFMC Group, and all agreements, obligations and Liabilities of any member of the TFMC Group under this Agreement or any of the Ancillary Agreements;

(ii)        all Liabilities to the extent (and only to the extent) based upon, relating to or arising from the operation or conduct of the TFMC Business, arising at, prior to or after the Effective Time, but excluding in all circumstances the TEN Liabilities;

(iii)        all Liabilities based upon, relating to or arising from the TFMC Contracts;

(iv)        all Liabilities based upon, relating to or arising from Intellectual Property to the extent primarily used or held for use in the TFMC Business;

(v)         all Liabilities based upon, relating to or arising from the TFMC Permits;

(vi)        all Liabilities with respect to terminated, divested or discontinued businesses, Assets or operations to the extent (and only to the extent) that were of such a nature that they would be or would have been part of the TFMC Business had they not been terminated, divested or discontinued (regardless of whether they ever operated under the “TechnipFMC” name), and all Liabilities of TFMC related thereto unless such Liabilities are expressly retained by TEN pursuant to the terms of this Agreement or the Ancillary Agreements;

(vii)      all Liabilities based upon, relating to or arising from all TFMC Leases;

(viii)     all Environmental Liabilities arising at, prior to or after the Effective Time to the extent (and only to the extent) based upon, relating to or arising from the conduct of the TFMC Business as currently or formerly conducted (including at any properties that were previously owned or operated in connection with the TFMC Business), the TFMC Assets or the TFMC Properties;

(ix)        all Liabilities arising out of any TFMC Action; and

(x)         all Liabilities arising out of claims made by any Third Party (including TFMC’s or TEN’s respective directors, officers, shareholders, current and former employees and agents) against any member of the TFMC Group or the TEN Group to the extent (and only to the extent) relating to, arising out of or resulting from the TFMC Business or the TFMC Assets or the Liabilities referred to in clauses (i) through (ix) above and clause (f) below (whether such claims arise, in each case before, at or after the Effective Time), and

(f)           all Liabilities set forth on Schedule 1.1(f).

(g)          TFMC and its Subsidiaries hereby waive compliance by each and every member of the TFMC Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the TEN Assets to any member of the TEN Group.

1.2          Nonassignable Contracts and Permits. Notwithstanding anything to the contrary contained herein, this Agreement shall not constitute an agreement to assign any Asset or Liability if an assignment or attempted assignment of the same without the consent of another Person would constitute a breach thereof or in any way impair the rights of a Party thereunder or give to any third party any rights with respect thereto. If any such consent is not obtained or if an attempted assignment would be ineffective or would impair such party’s rights under any such Asset or Liability so that the party entitled to the benefits and responsibilities of such purported transfer (the “Intended Transferee”) would not receive all such rights and responsibilities, then (a) the party purporting to make such transfer (the “Intended Transferor”) shall use commercially reasonable efforts to provide or cause to be provided to the Intended Transferee, to the extent permitted by Law, the benefits of any such Asset or Liability and the Intended Transferor shall promptly pay or cause to be paid to the Intended Transferee when received all moneys received by the Intended Transferor with respect to any such Asset and (b) in consideration thereof the Intended Transferee shall pay, perform and discharge on behalf of the Intended Transferor all of the Intended Transferor’s Liabilities thereunder in a timely manner and in accordance with the terms thereof which it may do without breach and, at the Intended Transferor’s request, the Intended Transferee shall promptly reimburse or prepay (at the Intended Transferor’s election) the Intended Transferor for all amounts paid or due by the Intended Transferor on behalf of the Intended Transferee with respect to such non-assignable Asset or Liability. In addition, the Intended Transferor and the Intended Transferee shall each take such other actions as may be reasonably requested by the other Party in order to place the other Party, insofar as reasonably possible, in the same position as if such Asset had been transferred as contemplated hereby and so all the benefits and burdens relating thereto, including possession, use, risk of loss, Liability, potential for gain and dominion, control and command, shall inure to the Intended Transferee. If and when such consents and approvals are obtained, the transfer of the applicable Asset shall be effected in accordance with the terms of this Agreement.

1.3          Termination of Intercompany Agreements.

(a)          Except as set forth in Section 1.3(b), in furtherance of the releases and other provisions set forth in Article II, TFMC and each member of the TFMC Group, on the one hand, and TEN and each member of the TEN Group, on the other hand, hereby terminate any and all (i) Intercompany balances and accounts whether or not in writing, between or among TFMC or any member of the TFMC Group, on the one hand, and TEN or any other member of the TEN Group, on the other hand, effective as of the Effective Time, such that, to the extent practicable, all such Intercompany balances and accounts shall be fully settled and no Party or any member of its Group shall have any continuing obligation with respect thereto and otherwise in such a manner as the Parties shall determine in good faith (including by means of dividends, distributions, contribution, the creation or repayment of intercompany debt, increasing or decreasing of cash pool balances or otherwise), and (ii) all Intercompany agreements, arrangements, commitments or understandings, including all obligations to provide goods, services or other benefits, whether or not in writing, between or among TFMC or any member of the TFMC Group, on the one hand, and TEN or any member of the TEN Group, on the other hand (other than as set forth in Section 1.3(b)), without further payment or performance such that no party thereto shall have any further obligations therefor or thereunder. No such terminated balance, account, agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Effective Time. Each Party shall, at the reasonable request of any other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b)          The provisions of Section 1.3(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof): (i) this Agreement and the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by any of the Parties or any of the members of their respective Group, including, for the avoidance of doubt, those agreements and instruments entered into in connection with the TFMC Financing Arrangements or the TEN Financing Arrangements); (ii) any agreements, arrangements, commitments or understandings filed as an exhibit, whether in preliminary or final form, to the EU Prospectus or the Form F-1 or otherwise listed or described on Schedule 1.3(b)(ii); (iii) any agreements, arrangements, commitments or understandings to which any Person other than the Parties and the members of their respective Group is a party (it being understood that to the extent that the rights and obligations of the Parties and the members of their respective Group under any such agreements, arrangements, commitments or understandings constitute TEN Assets, TFMC Assets, TEN Liabilities or TFMC Liabilities, they shall be assigned pursuant to Section 1.1(a) to the extent they are not already held by a member of the applicable Group); (iv) any Shared Contracts; and (v) any other agreements, arrangements, commitments or understandings that this Agreement or any Ancillary Agreement expressly contemplates shall survive the Effective Time.

1.4          Treatment of Shared Contracts. Subject to applicable Law and except as otherwise provided in any Ancillary Agreement, and without limiting the generality of the obligations set forth in Section 1.1, unless the Parties otherwise agree or the benefits of any Contract described in this Section 1.4 are expressly conveyed to the applicable Party pursuant to this Agreement or an Ancillary Agreement, any Contract entered into by a member of the TFMC Group or the TEN Group with a third party that is not a TEN Asset, but pursuant to which a member of the TEN Group, as of the Effective Time, has been provided certain revenues or other benefits or incurred any Liability (any such Contract, a “Shared Contract”) shall not be assigned in relevant part to the applicable members of the TEN Group or amended to give the relevant members of the TEN Group any entitlement to such rights and benefits thereunder; provided, however, that the Parties shall, and shall cause each of the members of their respective Group to, take such other reasonable and permissible actions to cause to the extent permitted under applicable Law: (i) the relevant member of the TEN Group to receive the rights and benefits previously provided in the ordinary course of business, consistent with past practice, pursuant to such Shared Contract; and (ii) the relevant member of the TEN Group to bear the burden of the applicable Liabilities previously borne in the ordinary course of business, consistent with past practice, under such Shared Contract. Notwithstanding the foregoing, subject to the provisions of Schedule 1.4, no member of the TFMC Group shall be required by this Section 1.4 to maintain in effect any Shared Contract, and no member of the TEN Group shall have any approval or other rights with respect to any amendment, termination or other modification of any Shared Contract.

1.5          Treatment of Shared Permits. Subject to applicable Law and except as otherwise provided in any Ancillary Agreement, and without limiting the generality of the obligations set forth in Section 1.1, unless the Parties otherwise agree or the benefits of any Permit described in this Section 1.5 are expressly conveyed to the applicable Party pursuant to this Agreement or an Ancillary Agreement, any Permit used in connection with both the TFMC Business and the TEN Business, including those listed on Schedule 1.5(a) (any such permit, a “Shared Permit”), shall remain with the member of the TFMC Group or TEN Group, as applicable, in possession of such Shared Permit at the Effective time; provided, however, that the Parties shall, and shall cause each of the members of their respective Group to, take such other reasonable and permissible actions to cause to the extent permitted under applicable Law: (i) the relevant member of the TFMC Group or TEN Group that is not in possession of such Shared Permit, to receive the rights and benefits previously provided in the ordinary course of business, consistent with past practice, pursuant to such Shared Permit; and (ii) such member of the TFMC Group or TEN Group to bear the burden of the Liabilities under such Shared Permit to the extent arising out of such use. Notwithstanding the foregoing and except for the Shared Permits set forth on Schedule 1.5(b), no member of the TFMC Group or the TEN Group, as applicable, shall be required by this Section 1.5 to maintain in effect any Shared Permit in its possession following the Effective Time, and no member of the TFMC Group or the TEN Group shall have any approval or other rights with respect to any amendment, termination or other modification of any Shared Permit not held by a member of its respective Group following the Effective Time.

1.6          Bank Accounts; Cash Balances; Misdirected Payments.

(a)          Each Party agrees to take, or cause the applicable members of its respective Group to take, at the Effective Time (or such earlier time as the Parties may agree), all actions necessary to amend all Contracts governing each bank and brokerage account, including lockbox accounts, owned by TFMC or any other member of the TFMC Group (collectively, the “TFMC Accounts”) so that such TFMC Accounts, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “linked”) to any bank or brokerage account, including lockbox accounts, owned by any member of the TEN Group (collectively, the “TEN Accounts”) are de-linked from the TEN Accounts.

(b)          Each Party agrees to take, or cause the applicable members of its respective Group to take, at the Effective Time (or such earlier time as the Parties may agree), all actions necessary to amend all Contracts governing the TEN Accounts so that such TEN Accounts, if currently linked to an TFMC Account, are de-linked from the TFMC Accounts.

(c)          It is intended that, following consummation of the actions contemplated by Sections 1.6(a) and 1.6(b), there shall be in place a centralized cash management process pursuant to which (i) the TFMC Accounts shall be managed centrally and funds collected shall be transferred into one or more centralized accounts maintained by TFMC and (ii) the TEN Accounts shall be managed centrally and funds collected shall be transferred into one or more centralized accounts maintained by TEN. Notwithstanding Section 1.1, but subject to TEN’s retention of the TEN cash, all cash on hand at any member of the TFMC Group or the TEN Group as of the Effective Time shall be assigned, transferred or paid over to or retained by TFMC. Any cash in the TEN Accounts after the Effective Time that belongs to any member of the TFMC Group shall be transferred by the applicable member of the TEN Group to any member of the TFMC Group designated by TFMC.

(d)          With respect to any outstanding checks issued or payments initiated by TFMC, TEN or any of their respective Group members prior to the Effective Time, such outstanding checks and payments shall be honored following the Effective Time by the Person or Group owning the account on which the check is drawn or from which the payment was initiated. In addition, any outstanding checks or payments issued by a third party for the benefit of TFMC, TEN or any of their respective Group members prior to the Effective Time shall be honored following the Effective Time and payment shall be made to the party to whom the check or payment was issued.

(e)          With respect to the payments described in Section 1.6(d), in the event that:

(i)          TEN or one of its Group members initiates a payment prior to the Effective Time that is honored following the Effective Time, and to the extent such payment relates to the TFMC Business, then TFMC shall reimburse TEN for such payment as soon as reasonably practicable and in no event later than seven (7) days after such payment is honored; or

(ii)        TFMC or one of its Group members initiates a payment prior to the Effective Time that is honored following the Effective Time, and to the extent such payment relates to the TEN Business, then TEN shall reimburse TFMC for such payment as soon as reasonably practicable and in no event later than seven (7) days after such payment is honored.

(f)          Prior to or concurrently with the Effective Time, (i) TFMC shall cause all TFMC employees to be removed as authorized signatories on all bank accounts maintained by the TEN Group and (ii) TEN shall cause all TEN employees to be removed as authorized signatories on all bank accounts maintained by the TFMC Group.

(g)          As between TFMC and TEN (for purposes of this Section 1.6(g), each a “Specified Party”) (and the members of their respective Group), all payments made to and reimbursements received by either Specified Party (or any member of its Group), in each case after the Effective Time, that relate to a business, Asset or Liability of the other Specified Party (or any member of such other Specified Party’s Group) (each, a “Misdirected Payment”), shall be held in trust by the recipient Specified Party for the use and benefit of the other Specified Party (or member of such other Specified Party’s Group entitled thereto) (at the expense of the party entitled thereto). Each Specified Party shall maintain an accounting of any such Misdirected Payments received by such Specified Party or any member of its Group, and the Specified Parties shall have a weekly reconciliation, whereby all such Misdirected Payments received by each Specified Party are calculated and the net amount owed to the other Specified Party (or members of the other Specified Party’s Group) shall be paid over to the other Specified Party (for further distribution to the applicable members of such other Specified Party’s Group). If at any time the net amount in respect of Misdirected Payments owed to either Specified Party exceeds $1,000,000, an interim payment of such net amount owed shall be made to the Specified Party entitled thereto within three (3) Business Days of such amount exceeding $1,000,000. Notwithstanding the foregoing, neither Specified Party (nor any of the members of its Group) shall act as collection agent for the other Specified Party (or any of the members of its Group), nor shall either Specified Party (or any members of its Group) act as surety or endorser with respect to non-sufficient funds checks, or funds to be returned in a bankruptcy or fraudulent conveyance action.

1.7          Misallocated Assets and Liabilities.

(a)          In the event that, at any time from and after the Effective Time, either Party discovers that it or another member of its Group is the owner of, receives or otherwise comes to possess or benefit from any Asset (including the receipt of payments made pursuant to Contracts and proceeds from accounts receivable with respect to such Asset) that should have been allocated to a member of the other Group pursuant to this Agreement or any Ancillary Agreement (except in the case of any deliberate acquisition of Assets from a member of the other Group for value subsequent to the Effective Time), such Party shall promptly (but in no case later than within thirty (30) days of discovery of such misallocated Asset) transfer, or cause to be transferred, such Asset to such member of the other Group, and such member of the other Group shall accept such Asset for no further consideration other than that set forth in this Agreement and such Ancillary Agreement. Prior to any such transfer, such Asset shall be held in accordance with Section 1.2.

(b)          In the event that, at any time from and after the Effective Time, either Party discovers that it or another member of its Group is liable for any Liability that should have been allocated to a member of the other Group pursuant to this Agreement or any Ancillary Agreement (except in the case of any deliberate assumption of Liabilities from a member of the other Group for value subsequent to the Effective Time), such Party shall promptly (but in no case later than within thirty (30) days of discovery of such misallocated Liability) transfer, or cause to be transferred, such Liability to such member of the other Group and such member of the other Group shall assume such Liability for no further consideration than that set forth in this Agreement and such Ancillary Agreement. Prior to any such assumption, such Liabilities shall be held in accordance with Section 1.2. To the extent either Party makes any payment or incurs any obligations relating to a misallocated Liability as set forth in this Section 1.7(b), upon discovery by the Parties that such Liability was misallocated, the Party to which such Liability should have been allocated shall reimburse the other Party for any payment made or obligations incurred with respect to such misallocated Liability.

1.8          TFMC Financing Arrangements; TEN Financing Arrangements; TEN Shares Issuance.

(a)          Prior to the Effective Time, TEN entered into the TEN Financing Arrangements. TFMC and TEN shall cause all conditions relating to the TEN Financing Arrangements to be satisfied concurrently with the Effective Time. TFMC and TEN agree to take all necessary actions to assure the full release and discharge of TFMC and the other members of the TFMC Group from all obligations pursuant to the TEN Financing Arrangements as of no later than the Effective Time.

(b)          Prior to the Effective Time, TFMC entered into the TFMC Financing Arrangements. TFMC shall cause all conditions relating to the TFMC Financing Arrangements to be satisfied concurrently with the Effective Time. TFMC agrees to take all necessary actions to assure the full release and discharge of TEN and the other members of the TEN Group from all obligations pursuant to the TFMC Financing Arrangements as of no later than the Effective Time.

(c)          Prior to the Effective Time, TEN shall complete the TEN Shares Issuance in consideration of the Contribution. In connection with the TEN Shares Distribution, TEN shall, sufficiently prior to the Effective Time, cause the TEN Board to take all corporate and other action, and issue irrevocable instructions to any Person, as may be necessary to complete the TEN Shares Issuance to TFMC. From and after the Effective Time, TEN shall, to the fullest extent not prohibited by Law, be precluded from asserting in Action or otherwise that the foregoing actions and procedures regarding the TEN Shares Issuance are not valid, binding and enforceable and shall stipulate in any such Action or before any such Governmental Entity or otherwise that TEN is bound to have performed the TEN Shares Issuance Distribution and use best efforts to perform the TEN Shares Issuance if such distribution is not received by TFMC prior to or at the Effective Time.

1.9          Disclaimer of Representations and Warranties. EACH OF TFMC (ON BEHALF OF ITSELF AND EACH MEMBER OF THE TFMC GROUP) AND TEN (ON BEHALF OF ITSELF AND EACH MEMBER OF THE TEN GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED, ASSUMED OR LICENSED AS CONTEMPLATED HEREBY OR THEREBY (INCLUDING ANY ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED, ASSUMED OR LICENSED UNDER THIS ARTICLE I AND SECTION 5.7), AS TO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AS TO ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, AS TO, IN THE CASE OF INTELLECTUAL PROPERTY, NON-INFRINGEMENT OR ANY WARRANTY THAT ANY SUCH INTELLECTUAL PROPERTY IS “ERROR FREE,” OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SET-OFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED OR LICENSED, AS APPLICABLE, ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, EXCEPT AS OTHERWISE AGREED, BY MEANS OF A QUITCLAIM DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR MADE OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

ARTICLE II.
COMPLETION OF THE DISTRIBUTION

2.1          Actions Prior to the Distribution. Following the Separation and the Contribution and prior to the Effective Time, subject to the terms and conditions set forth herein, the Parties shall take, or cause to be taken, the following actions in connection with the Distribution:

(a)          EU Prospectus Matters. TEN shall transmit to or file with the AFM any material supplements or amendments in the form of a press release published on its website or in the form of a supplement to the EU Prospectus only if it is required pursuant to article 23 of Prospectus Regulation in order to cause the EU Prospectus to become and remain effective as required by the AFM, the applicable Laws of the European Union or any member state thereof or other applicable Laws, including in connection with the notification of the approval by the AFM to the AMF pursuant to article 25(1) of the Prospectus Regulation. TFMC and TEN shall cooperate in preparing, filing with the AFM and causing to become effective registration statements or amendments thereof that are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or advisable in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. TFMC and TEN shall take all such action as may be necessary or advisable under the securities Laws of the European Union in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)          Availability of EU Prospectus. TEN shall, as soon as is reasonably practicable after the EU Prospectus is approved by the AFM, cause the EU Prospectus to be made available with the delivery of a notice of Internet availability of the EU Prospectus, posted on the Internet.

(c)          U.S. Securities Law Matters. TEN shall file with the SEC any amendments or supplements to the Form F-1 as may be necessary or advisable in order to cause the Form F-1 to become and remain effective as required by the SEC or U.S. federal, state or other applicable securities Laws. TFMC and TEN shall cooperate in preparing, filing with the SEC and causing to become effective registration statements or amendments thereof that are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or advisable in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. TFMC and TEN shall take all such action as may be necessary or advisable under the securities or “blue sky” Laws of the United States (and any comparable Laws under any non-U.S. jurisdiction) in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

(d)          Availability of Form F-1. TFMC shall, as soon as is reasonably practicable after the Form F-1 is declared effective under the Exchange Act and the TFMC Board has approved the Distribution, cause the Form F-1 to be made available with the delivery of a notice of Internet availability of the Form F-1, posted on the Internet.

(e)          Notice to NYSE. TFMC shall, to the extent possible, give the NYSE not less than ten (10) days’ advance notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act.

(f)          The Distribution Agent. TFMC shall enter into a distribution agent agreement with the Agent or otherwise provide instructions to the Agent regarding the Distribution. TEN shall enter into a [custody and registrar] agreement with the Dutch Transfer Agent or otherwise provide instructions to the Agent regarding the Distribution and the holding of TEN Shares in certificated form.

(g)          Clearing Systems. At or prior to the Effective Time, TFMC and TEN shall take all actions as may be necessary to enable the TEN Shares to be admitted to the clearing procedures of Euroclear France, Euroclear Bank SA/NV and Clearstream Banking, S.A. and their participants.

(h)          Stock-Based Employee Benefit Plans. At or prior to the Effective Time, TFMC and TEN shall take all actions as may be necessary to approve the stock-based employee benefit plans of TEN in order to satisfy the requirements of the securities Laws of the European Union and the applicable rules and regulations of the Euronext Paris and NYSE as applicable.

(i)           ADR Program. TFMC shall cause a sponsored American depositary receipt (“ADR”) facility (the “ADR Facility”) to be established with a reputable national bank reasonably acceptable to TEN (the “Depositary Bank”) for the purpose of issuing ADRs in respect of the TEN Shares (“TEN ADRs”), including entering into a customary deposit agreement with the Depositary Bank establishing the ADR Facility (the “Deposit Agreement”), to be effective as of the Effective Time, and filing with the SEC a Form F-6. TFMC shall use reasonable best efforts to cause the TEN Shares to be eligible for settlement through [J.P. Morgan].

(j)          Amended and Restated Articles of Association. TFMC and TEN shall take all necessary actions that may be required to provide for the conversion of TEN into a public limited liability company (naamloze vennootschap) and the amendment of the articles of association of TEN (the "Amended and Restated Articles of Association"), in accordance with a draft notarial deed of conversion and amendment of the articles of association of TEN substantially in the form attached hereto as Exhibit A (the “TEN Articles of Association”).

(k)          Officers and Directors. The Parties shall take all necessary action so that, as of the Effective Time, the executive officers and directors of TEN will be as set forth in the EU Prospectus and the Form F-1.

(l)           Financings. Prior to or on the Distribution Date, TFMC and TEN and each member of the TEN Group designated by TEN shall cause all conditions relating to the TFMC Financing Arrangements and the TEN Financing Arrangements to be satisfied.

(m)         Satisfying Conditions to the Distribution. TFMC and TEN shall cooperate to cause the conditions to the Distribution set forth in Section 2.3 to be satisfied and to effect the Distribution at the Effective Time.

2.2          Effecting the Distribution.

(a)          Delivery of TEN Shares. On or prior to the Distribution Date, TFMC shall deliver to the Agent, for the benefit of the Record Holders, duly executed transfer forms for such number of the outstanding TEN Shares as is necessary to effect the Distribution.

(b)          Distribution of Shares and Cash. TFMC shall instruct the Agent to distribute, as soon as practicable following the Effective Time, to each Record Holder the following: (i) [  ] TEN Share[s] for every [ ] TFMC Share[s] held by such Record Holder as of the Record Date and (ii) cash, if applicable, in lieu of fractional shares obtained in the manner provided in Section 2.2(c).

(c)          No Fractional Shares. No fractional shares shall be distributed or credited to book-entry accounts in connection with the Distribution. As soon as practicable after the Effective Time, TFMC shall direct the Agent to determine the number of whole shares and fractional TEN Shares allocable to each holder of record or beneficial owner of TFMC Shares as of the Record Date, to aggregate all such fractional shares and to sell the whole shares obtained thereby in open market transactions (with the Agent, in its sole and absolute discretion, determining when, how and through which broker-dealer and at what price to make such sales), and to cause to be distributed to each such holder or for the benefit of each such beneficial owner, in lieu of any fractional share, such holder’s or owner’s ratable share of the proceeds of such sale, after deducting any taxes required to be withheld and after deducting an amount equal to all brokerage charges, commissions and transfer taxes attributed to such sale. Neither TFMC nor TEN shall be required to guarantee any minimum sale price for the fractional TEN Shares. Neither TFMC nor TEN shall be required to pay any interest on the proceeds from the sale of fractional shares. Solely for purposes of computing fractional share interests pursuant to Section 2.2(c), the beneficial owner of TFMC Shares held of record in the name of a nominee in any nominee account shall be treated as the holder of record with respect to such shares.

(d)          Transfer Authorizations. TEN agrees to update its shareholders register to reflect the transfers of TEN Shares undertaken in connection with the Distribution.

(e)          Treatment of TEN Shares. Until the TEN Shares are duly transferred in accordance with this Section 2.2 and applicable Law, from and after the Effective Time, TEN will regard the Persons entitled to receive such TEN Shares as record holders of TEN Shares in accordance with the terms of the Distribution without requiring any action on the part of such Persons. TEN and TFMC agree that from and after the Effective Time each such holder will be entitled to receive all dividends payable on, and exercise voting rights and all other rights and privileges with respect to, the TEN Shares then deemed to be held by such holder.

2.3          Conditions to the Distribution. The consummation of the Distribution shall be subject to the satisfaction or (to the extent permissible under applicable Law) waiver by TFMC in its sole and absolute discretion, of the following conditions:

(a)          Approval by TFMC Board. This Agreement and the Transactions shall have been approved by the TFMC Board, and such approval shall not have been withdrawn.

(b)          Approval by TEN Board. This Agreement and the Transactions shall have been approved by the TEN Board and and such approval shall not have been withdrawn.

(c)          Approval of EU Prospectus. The EU Prospectus registering the TEN Shares shall have been approved by the AFM in accordance with the Prospectus Regulation, with no stop order in effect with respect thereto.

(d)          Securities Laws. The actions and filings necessary or appropriate under applicable securities Laws in connection with the Distribution shall have been taken or made, and, where applicable, have become effective or been accepted by the applicable Governmental Entity.

(e)          Effectiveness of Form F-1. The Form F-1 registering the TEN Shares shall be effective under the Exchange Act, with no stop order in effect with respect thereto.

(f)          Listing on Euronext Paris. The TEN Shares to be distributed to the TFMC shareholders in the Distribution shall have been accepted for listing on the Euronext Paris (Compartment A), subject to official notice of distribution.

(g)          Completion of the Separation and Contribution. The Separation and Contribution shall have been completed and (i) TFMC, as of the Effective Time, shall have no further Liability whatsoever under the TEN Financing Arrangements (including in connection with any guarantees provided by any member of the TFMC Group) and (ii) TEN, as of the Effective Time, shall have no Liability whatsoever under the TFMC Financing Arrangements.

(h)          Issuance of the TEN Shares Against the Contribution. The TEN Shares Issuance shall have been validly completed by TEN to TFMC.

(i)           TFMC Officer and Director Resignations. TFMC will have requested the resignation of each person who is an officer or director of TEN Group prior to the Distribution Date and who will continue solely as an officer or director of the TFMC Group following the Distribution Date.

(j)           Distribution Agent Agreement. TFMC will have entered into a Distribution Agent Agreement with, or provided instructions regarding the Distribution to, the Agent.

(k)          Financings. The transactions contemplated by the TFMC Financing Arrangements and the TEN Financing Arrangements shall have been consummated prior to or on the Distribution Date.

(l)           Execution of Ancillary Agreements. Each of the Ancillary Agreements shall have been duly executed and delivered by the parties thereto.

(m)         Governmental Approvals. All material Governmental Approvals necessary to consummate the Transactions shall have been obtained and be in full force and effect.

(n)          No Order or Injunction. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Transactions shall be in effect, and no other event outside the control of TFMC shall have occurred or failed to occur that prevents the consummation of the Transactions.

(o)          No Circumstances Making Distribution Inadvisable. No events or developments shall have occurred or exist that, in the judgment of the TFMC Board, in its sole and absolute discretion, make it inadvisable to effect the Transactions, or would result in the Transactions not being in the best interest of TFMC or its shareholders.

2.4          Sole Discretion. The foregoing conditions are for the sole benefit of TFMC and shall not give rise to or create any duty on the part of TFMC or the TFMC Board to waive or not waive such conditions or in any way limit TFMC’s right to terminate this Agreement as set forth in Article VII or alter the consequences of any such termination from those specified in such Article. Any determination made by the TFMC Board prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in Section 2.3 shall be conclusive.

ARTICLE III.
MUTUAL RELEASES; INDEMNIFICATION; COOPERATION; INSURANCE

3.1          Release of Claims Prior to Distribution.

(a)          Except as provided in Section 3.1(c), effective as of the Effective Time, TFMC does hereby, for itself and each other member of the TFMC Group, their respective Affiliates, successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been shareholders, directors, officers, agents or employees of any member of the TFMC Group (in each case, in their respective capacities as such), surrender, relinquish, release and forever discharge (i) TEN, the respective members of the TEN Group, their respective Affiliates, successors and assigns, and (ii) all Persons who at any time prior to the Effective Time have been shareholders, directors, officers, agents or employees of any member of the TEN Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, in each case from (A) all TFMC Liabilities whatsoever, (B) all Liabilities arising from, or in connection with, the transactions and all other activities to implement the Transactions and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case of this clause (C) to the extent relating to, arising out of or resulting from the TFMC Business, the TFMC Assets or TFMC Liabilities.

(b)          Except as provided in Section 3.1(c), effective as of the Effective Time, TEN does hereby, for itself and each other member of the TEN Group, their respective Affiliates, successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been shareholders, directors, officers, agents or employees of any member of the TEN Group (in each case, in their respective capacities as such), surrender, relinquish, release and forever discharge (i) TFMC, the respective members of the TFMC Group, their respective Affiliates (other than any member of the TEN Group), successors and assigns, and (ii) all Persons who at any time prior to the Effective Time have been shareholders, directors, officers, agents or employees of any member of the TFMC Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, in each case from (A) all TEN Liabilities whatsoever, (B) all Liabilities arising from, or in connection with, the transactions and all other activities to implement the Transactions and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case of this clause (C), to the extent relating to, arising out of or resulting from the TEN Business, the TEN Assets or the TEN Liabilities.

(c)          Nothing contained in Section 3.1(a) or (b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in Section 1.3(b) or the applicable schedules hereto as not to terminate as of the Effective Time, in each case in accordance with its terms. Nothing contained in Section 3.1(a) or (b) shall release any Person from:

(i)          any Liability provided in or resulting from any agreement among any members of the TFMC Group or the TEN Group that is specified in Section 1.3(b) as not to terminate as of the Effective Time, or any other Liability specified in such Section 1.3(b) as not to terminate as of the Effective Time;

(ii)         any Liability provided in or resulting from any Contract or understanding that is entered into after the Effective Time between any member of the TFMC Group, on the one hand, and any member of the TEN Group, on the other hand;

(iii)        any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with this Agreement or any Ancillary Agreement (including any TFMC Liability and any TEN Liability, as applicable); or

(iv)        any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement or otherwise for claims brought against the Parties by third Persons, which Liability shall be governed by the provisions of this Article III and Article IV and any other applicable provisions of this Agreement.

(d)          In addition, nothing contained in Section 3.1(a) or (b) shall release TFMC from its obligations, existing as of immediately prior to or after the Effective Time, to indemnify or to advance expenses to any person who was a director, officer or employee of a member of the TFMC Group or the TEN Group on or prior to the Effective Time; it being understood that, if the underlying actions or conduct giving rise to a claim for indemnification or advancement of expenses is related to or arises from a TEN Liability, TEN shall indemnify TFMC’s costs to indemnify and advance expenses to the director, officer or employee in accordance with the provisions set forth in this Article III.

(e)          TFMC shall not make, and shall not permit any member of the TFMC Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against TEN or any member of the TEN Group, or any other Person released pursuant to Section 3.1(a), with respect to any Liabilities released pursuant to Section 3.1(a). TEN shall not make, and shall not permit any member of the TEN Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against TFMC or any member of the TFMC Group, or any other Person released pursuant to Section 3.1(b), with respect to any Liabilities released pursuant to Section 3.1(b).

(f)          Any breach of the provisions of this Section 3.1 by either TFMC or TEN shall entitle the other Party to recover reasonable fees and expenses of counsel in connection with such breach or any Action resulting from such breach.

3.2          Indemnification by TFMC. Except as otherwise specifically set forth in this Agreement, to the fullest extent permitted by Law, TFMC shall, and shall cause the other members of the TFMC Group to, indemnify, defend and hold harmless TEN, each member of the TEN Group and each of their respective past, present and future directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “TEN Indemnitees”), from and against any and all Liabilities of the TEN Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a)          any TFMC Liabilities, including any failure of TFMC or any other member of the TFMC Group or any other Person to pay, perform or otherwise promptly discharge any TFMC Liabilities in accordance with their respective terms, whether prior to or after the Effective Time or the date hereof;

(b)          any breach by TFMC or any member of the TFMC Group of this Agreement or any of the Ancillary Agreements;

(c)          any third-party claims that the use of the TEN Intellectual Property by any member of the TFMC Group (or their permitted sublicensees) infringes the Intellectual Property rights of such third party;

(d)          except to the extent that it relates to a TEN Liability, any guarantee, indemnification or contribution obligation, letter of credit reimbursement obligations, surety, bond or other credit support agreement, arrangement, commitment or understanding for the benefit of TFMC or any member of the TFMC Group by TEN or any member of the TEN Group that survives following the Effective Time;

(e)          any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the EU Prospectus, the Form F-1 or any other Disclosure Document, in each case solely to the extent furnished by TFMC solely in respect of TFMC and expressly for use in such document;

(f)          any breach by TFMC or any member of the TFMC Group of the DPA; and

(g)          any Monetary Penalty issued by the PNF arising from the PNF Investigation.

Notwithstanding the foregoing, in no event shall TFMC or any other member of the TFMC Group have any obligations under this Section 3.2 with respect to Liabilities subject to indemnification pursuant to Section 3.3.

3.3          Indemnification by TEN. Except as otherwise specifically set forth in this Agreement, to the fullest extent permitted by Law, TEN shall, and shall cause the other members of the TEN Group to, indemnify, defend and hold harmless TFMC, each member of the TFMC Group and each of their respective past, present and future directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “TFMC Indemnitees”), from and against any and all Liabilities of the TFMC Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a)          any TEN Liabilities, including any failure of TEN or any other member of the TEN Group or any other Person to pay, perform or otherwise promptly discharge any TEN Liabilities in accordance with their respective terms, whether prior to or after the Effective Time or the date hereof;

(b)          any breach by TEN or any member of the TEN Group of this Agreement or any Ancillary Agreements, including the failure by TEN to perform the TEN Shares Issuance to TFMC;

(c)          any third-party claims that the use of the Licensed TFMC Patents by any member of the TEN Group (or their permitted sublicensees) infringes the Intellectual Property rights of such third party;

(d)          except to the extent that it relates to a TFMC Liability, any guarantee, indemnification or contribution obligation, letter of credit reimbursement obligations, surety, bond or other credit support agreement, arrangement, commitment or understanding for the benefit of TEN or any member of the TEN Group by TFMC or any member of the TFMC Group that survives following the Effective Time;

(e)          any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the EU Prospectus, the Form F-1 or any other Disclosure Document, other than the matters described in Section 3.2(e); and

(f)          any breach by TEN or any member of the TEN Group of the DPA.

Notwithstanding the foregoing, in no event shall TEN or any other member of the TEN Group have any obligations under this Section 3.3 with respect to Liabilities subject to indemnification pursuant to Section 3.2.

3.4          Indemnification Obligations Net of Insurance Proceeds.

(a)          The Parties intend that any Liability subject to indemnification or contribution pursuant to this Article III shall be net of Insurance Proceeds that actually reduce the amount of the Liability. Accordingly, the amount that any Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification or contribution hereunder (an “Indemnitee”) shall be reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnitee in respect of the related Liability. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds, then the Indemnitee shall pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b)          It is expressly agreed and understood that all rights to indemnification, contribution and reimbursement pursuant to this Article III are in excess of all available insurance. Without limiting the foregoing, the Parties agree that an insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of any provision contained in this Agreement or any Ancillary Agreement, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other Third Party shall be entitled to a “windfall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions hereof) by virtue of the Liability allocation, indemnification and contribution provisions hereof. Accordingly, any provision herein that could have the result of giving any insurer or other Third Party such a “windfall” shall be suspended or amended to the extent necessary to not provide such “windfall.” Each Party shall, and shall cause the members of its Group to, use commercially reasonable efforts (taking into account the probability of success on the merits and the cost of expending such efforts, including attorney’s fees and expenses) to collect or recover, or allow the Indemnifying Party to collect or recover, any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification or contribution may be available under this Article III. The Indemnitee shall make available to the Indemnifying Party and its counsel all employees, books and records, communications, documents, items or matters within its knowledge, possession or control that are necessary, appropriate or reasonably deemed relevant by the Indemnifying Party with respect to the recovery of such Insurance Proceeds; provided, however, that nothing in this sentence shall be deemed to require a Party to make available books and records, communications, documents or items that (i) in such Party’s good faith judgment could result in a waiver of any privilege even if the Parties cooperated to protect such privilege as contemplated by this Agreement or (ii) such Party is not permitted to make available because of any Law or any confidentiality obligation to a Third Party, in which case such Party shall use commercially reasonable efforts to seek a waiver of or other relief from such confidentiality restriction. Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Action to collect or recover Insurance Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or contribution or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Ancillary Agreement.

(c)          Each of TFMC and TEN shall, and shall cause the members of its Group to, when appropriate, use commercially reasonable efforts to obtain waivers of subrogation for each of the insurance policies described in Section 3.15. Each of TFMC and TEN hereby waives, for itself and each member of its Group, its rights to recover against the other Party in subrogation or as subrogee for a third Person.

(d)          For all claims as to which indemnification is provided under Section 3.2 or 3.3 other than Third-Party Claims (as to which Section 3.5 shall apply), the reasonable fees and expenses of counsel to the Indemnitee for the enforcement of the indemnity obligations shall be borne by the Indemnifying Party.

3.5          Procedures for Indemnification of Third-Party Claims.

(a)          If, at or after the date of this Agreement, an Indemnitee shall receive written notice from, or otherwise learn of the assertion by, a Person (including any Governmental Entity) who is not a member of the TFMC Group or the TEN Group (a “Third Party”) of any claim or of the commencement by any such Person of any Action (collectively, a “Third-Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 3.2 or 3.3, or any other Section of this Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof within fourteen (14) days of receipt of such written notice. Any such notice shall describe the Third-Party Claim in reasonable detail and include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim. Notwithstanding the foregoing, the failure of an Indemnitee to provide notice in accordance with this Section 3.5(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party shall demonstrate that it was materially prejudiced by the Indemnitee’s failure to provide notice in accordance with this Section 3.5(a).

(b)          Subject to the terms and conditions of any applicable insurance policy in place after the Effective Time, an Indemnifying Party may elect to defend (and to seek to settle or compromise), at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel; provided, that the Indemnifying Party will not select counsel without the Indemnitee’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). Within thirty (30) days after the receipt of notice from an Indemnitee in accordance with Section 3.5(a) (or sooner, if the nature of such Third-Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election whether the Indemnifying Party shall assume responsibility for defending such Third-Party Claim.

(c)          If an Indemnifying Party has elected to assume the defense of a Third-Party Claim, then such Indemnifying Party shall be solely liable for all fees and expenses incurred by it in connection with the defense of such Third-Party Claim and shall not be entitled to seek any indemnification or reimbursement from the Indemnitee for any such fees or expenses incurred during the course of its defense of such Third-Party Claim, regardless of any subsequent decision by the Indemnifying Party to reject or otherwise abandon its assumption of such defense. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of a notice from an Indemnitee, such Indemnitee shall have the right to control the defense of such Third-Party Claim, in which case the Indemnifying Party shall be liable for all reasonable fees and expenses incurred by the Indemnitee in connection with the defense of such Third-Party Claim.

(d)          Notwithstanding an election by an Indemnifying Party to defend a Third-Party Claim in circumstances where an Indemnifying Party is permitted to make such an election pursuant to Section 3.5(b), an Indemnitee may, upon notice to the Indemnifying Party, elect to take over the defense of such Third-Party Claim if (i) in its exercise of reasonable business judgment, the Indemnitee determines that the Indemnifying Party is not defending such Third-Party Claim competently or in good faith, (ii) the Indemnitee determines in its exercise of reasonable business judgment that there exists a compelling business reason for such Indemnitee to defend such Third-Party Claim (other than as contemplated by the foregoing clause (i)), (iii) the Indemnifying Party makes a general assignment for the benefit of creditors, has filed against it or files a petition in bankruptcy or insolvency or is declared bankrupt or insolvent or declares that it is bankrupt or insolvent, or (iv) there occurs a change of control of the Indemnifying Party.

(e)          An Indemnitee that does not conduct and control the defense of any Third-Party Claim, or an Indemnifying Party that has failed to elect to defend or that is not permitted to elect or defend pursuant to Section 3.5(b), any Third-Party Claim as contemplated hereby, nevertheless shall have the right to employ separate counsel (including local counsel as appropriate) of its own choosing to monitor and participate in (but not control) the defense of any Third-Party Claim for which it is a potential Indemnitee or Indemnifying Party, but the fees and expenses of such counsel shall be at the expense of such Indemnitee or Indemnifying Party, as the case may be, and the provisions of Section 3.5(c) shall not apply to such fees and expenses. Notwithstanding the foregoing, such Party shall cooperate with the Party entitled to conduct and control the defense of such Third-Party Claim in such defense and make available to the controlling Party, at the non-controlling Party’s expense, all witnesses, information and materials in such Party’s possession or under such Party’s control relating thereto as are reasonably required by the controlling Party. In addition to the foregoing and the last sentence of Section 3.2(b), if any Indemnitee shall in good faith determine that such Indemnitee and the Indemnifying Party have actual or potential differing defenses or conflicts of interest between them that make joint representation inappropriate, then the Indemnitee shall have the right to employ separate counsel (including local counsel as appropriate) and to participate in (but not control) the defense, compromise or settlement of the applicable Third-Party Claim, and the Indemnifying Party shall bear the reasonable fees and expenses of one such counsel and local counsel (as appropriate) for all Indemnitees.

(f)           Neither Party may settle or compromise any Third-Party Claim for which either Party is seeking to be indemnified hereunder without the prior written consent of the other Party, which consent may not be unreasonably withheld, unless such settlement or compromise is solely for monetary damages, does not involve any finding or determination of Liability, wrongdoing or violation of Law by the other Party and provides for a full, unconditional and irrevocable release of the other Party, the members of the other Party’s respective Group and each of their respective past, present and future directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing from all Liability in connection with the Third-Party Claim. The Parties hereby agree that if a Party presents the other Party with a written notice containing a proposal to settle or compromise a Third-Party Claim for which either Party is seeking to be indemnified hereunder and the Party receiving such proposal does not respond in any manner to the Party presenting such proposal within thirty (30) days (or within any such shorter time period that may be required by applicable Law or court order) of receipt of such proposal, then the Party receiving such proposal shall be deemed to have consented to the terms of such proposal.

(g)          The provisions of this Section 3.5 (other than this Section 3.5(g)) and the provisions of Section 3.6 (other than Section 3.6(f)) shall not apply to Taxes (Taxes being governed by the Tax Matters Agreement).

(h)          The Indemnifying Party shall establish a procedure reasonably acceptable to the Indemnitee to keep the Indemnitee reasonably informed of the progress of the Third-Party Claim and to notify the Indemnitee when any such Third-Party Claim is closed, regardless of whether such Third-Party Claim was resolved by settlement, verdict, dismissal or otherwise.

3.6          Additional Matters.

(a)          Indemnification payments in respect of any Liabilities for which an Indemnitee is entitled to indemnification under this Article III shall be paid by the Indemnifying Party to the Indemnitee as such Liabilities are incurred upon demand by the Indemnitee, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities. THE COVENANTS AND OBLIGATIONS CONTAINED IN THIS ARTICLE III SHALL REMAIN OPERATIVE AND IN FULL FORCE AND EFFECT, REGARDLESS OF (I) ANY INVESTIGATION MADE BY OR ON BEHALF OF ANY INDEMNITEE AND (II) THE KNOWLEDGE BY THE INDEMNITEE OF LIABILITIES FOR WHICH IT MIGHT BE ENTITLED TO INDEMNIFICATION HEREUNDER.

(b)          Any claim on account of a Liability that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the related Indemnifying Party. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If after such thirty (30)-day period, such claim is not resolved, Indemnitee shall be free to pursue such remedies as may be available to such party as contemplated by this Agreement. Notwithstanding the foregoing, the failure of an Indemnitee to provide notice in accordance with this Section 3.6(b) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party shall demonstrate that it was materially prejudiced by the Indemnitee’s failure to provide notice in accordance with this Section 3.6(b).

(c)          In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(d)          In the event of an Action for which indemnification is sought pursuant to Section 3.2 or 3.3 and in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the Parties shall use commercially reasonable efforts to substitute the Indemnifying Party for the named defendant for the portion of the Action related to such indemnification claim.

(e)          In the event that TFMC or TEN establishes a risk accrual in an amount of at least $1,000,000 with respect to any Third-Party Claim for which such Party has indemnified the other Party pursuant to Section 3.2 or Section 3.3, as applicable, it shall notify the other Party of the existence and amount of such risk accrual (i.e., when the accrual is recorded in the financial statements as an accrual for a potential liability), subject to the Parties entering into an appropriate agreement with respect to the confidentiality and/or privilege thereof.

(f)           Unless otherwise required by applicable Law, the Parties will treat any indemnity payment made pursuant to this Agreement or any Ancillary Agreement by TFMC to TEN, or vice versa, in the same manner as if such payment were a non-taxable distribution or capital contribution, as the case may be, made immediately prior to the Distribution, except to the extent that TFMC and TEN treat a payment as the settlement of an Intercompany liability; provided, however, that any such payment that is made or received by a Person other than TFMC or TEN, as the case may be, shall be treated as if made or received by the payor or the recipient as agent for TFMC or TEN, in each case as appropriate.

(g)          THE RELEASES AND INDEMNIFICATION OBLIGATIONS OF THE PARTIES IN THIS AGREEMENT ARE EXPRESSLY INTENDED, AND SHALL OPERATE AND BE CONSTRUED, TO APPLY EVEN WHERE THE LIABILITIES FOR WHICH THE RELEASE AND/OR INDEMNITY ARE GIVEN ARE CAUSED, IN WHOLE OR IN PART, BY THE SOLE, JOINT, JOINT AND SEVERAL, CONCURRENT, CONTRIBUTORY, ACTIVE OR PASSIVE NEGLIGENCE OR THE STRICT LIABILITY OR FAULT OF THE PARTY BEING RELEASED OR INDEMNIFIED.

3.7          Survival of Indemnities. The rights and obligations of each of TFMC and TEN and their respective Indemnitees under this Article III shall remain operative and in full force and effect indefinitely and shall survive (a) the sale or other transfer by any Party of any Assets or businesses or the assignment by it of any Liabilities, and (b) any merger, consolidation, business combination, sale of all or substantially all of the Assets, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of its respective Subsidiaries.

3.8          Right of Contribution.

(a)          Contribution. If any right of indemnification contained in this Article III is held unenforceable or is unavailable for any reason, or is insufficient to hold harmless an Indemnitee in respect of any Liability for which such Indemnitee is entitled to indemnification hereunder, then the Indemnifying Party shall contribute to the amounts (including any costs, expenses, attorneys’ fees, disbursements and expenses of counsel, expert and consulting fees and costs related thereto or to the investigation or defense thereof) paid or payable by the Indemnitees as a result of such Liability (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the members of its Group, on the one hand, and the Indemnitees entitled to contribution, on the other hand, as well as any other relevant equitable considerations.

(b)          Allocation of Relative Fault. Solely for purposes of determining relative fault pursuant to this Section 3.8 in circumstances in which the indemnification is unavailable because of a fault associated with the business conducted by TFMC, TEN or a member of their respective Group, (i) any fault associated with the business conducted with the TFMC Assets or TFMC Liabilities (except for the gross negligence or intentional misconduct of TEN or a member of the TEN Group) or with the ownership, operation or activities of the TFMC Business shall be deemed to be the fault of TFMC and the members of the TFMC Group, and no such fault shall be deemed to be the fault of TEN or a member of the TEN Group; and (ii) any fault associated with the business conducted with the TEN Assets or the TEN Liabilities (except for the gross negligence or intentional misconduct of TFMC or the members of the TFMC Group) or with the ownership, operation or activities of the TEN Business shall be deemed to be the fault of TEN and the members of the TEN Group, and no such fault shall be deemed to be the fault of TFMC or the members of the TFMC Group.

(c)          Contribution Procedures. The provisions of Sections 3.5 and 3.6 shall govern any contribution claims.

3.9          Covenant Not to Sue (Liabilities and Indemnity). Each Party hereby covenants and agrees that none of it, the members of such Party’s Group or any Person claiming through it shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any court, arbitrator, mediator or administrative agency anywhere in the world, alleging that: (a) the assumption of any TEN Liabilities by TEN or a member of the TEN Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; (b) the assumption of any TFMC Liabilities by TFMC or a member of the TFMC Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; or (c) the provisions of this Article III are void or unenforceable for any reason.

3.10        No Impact on Third Parties. For the avoidance of doubt, except as expressly set forth in this Agreement, the indemnifications provided for in this Article III are made only for purposes of allocating responsibility for Liabilities between the TFMC Group, on the one hand, and the TEN Group, on the other hand, and are not intended to, and shall not, affect any obligations to, or give rise to any rights of, any third parties.

3.11        No Cross-Claims or Third-Party Claims. Each of TFMC and TEN agrees that it shall not, and shall not permit the members of its respective Group to, in connection with any Third-Party Claim, assert as a counterclaim or third-party claim against any member of the TFMC Group or TEN Group, respectively, any claim (whether sounding in contract, tort or otherwise) that arises out of or relates to this Agreement, any breach or alleged breach hereof, the transactions contemplated hereby (including all actions taken in furtherance of the transactions contemplated hereby on or prior to the date hereof), or the construction, interpretation, enforceability or validity hereof, which in each such case shall be asserted only as contemplated by Article VI.

3.12        Severability. If any indemnification provided for in this Article III is determined by the sole arbitrator or arbitral tribunal (as the case may be) to be invalid, void or unenforceable, the liability shall be apportioned between the Indemnitee and the Indemnifying Party as determined in a separate proceeding in accordance with Article VI.

3.13        Exclusivity. Except as otherwise provided in Section 8.13, the sole and exclusive remedy for any and all claims, Liabilities or other matters based upon, relating to or arising from this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby shall be the rights of indemnification set forth in this Article III, and no Person shall have any other entitlement, remedy or recourse, whether in contract, tort, strict liability, equitable remedy or otherwise, it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the Parties to the fullest extent permitted by Law. This Section 3.13 shall not operate to interfere with or impede the operation of the covenants contained in this Agreement or any Ancillary Agreement, with respect to a Party’s right to seek equitable remedies (including specific performance or injunctive relief).

3.14        Cooperation in Defense and Settlement.

(a)          With respect to any Third-Party Claim that implicates both Parties in a material fashion due to the allocation of Liabilities, responsibilities for management of defense and related indemnities pursuant to this Agreement or any of the Ancillary Agreements, the Parties agree to use commercially reasonable efforts to cooperate fully and maintain a joint defense (in a manner that will preserve for the Parties the attorney-client privilege, joint defense or other privilege with respect thereto).

(b)          To the extent there are documents, other materials, access to employees or witnesses related to or from a Party that is not responsible for the defense or Liability of a particular Action, such Party shall provide to the other Party (at such other Party’s cost and expense) reasonable access to documents, other materials, employees, and shall permit employees, officers and directors to cooperate as witnesses in the defense of such Action.

(c)          Each of TFMC and TEN agrees that at all times from and after the Effective Time, if an Action currently exists or is commenced by a Third Party with respect to which a Party (or the members of its Group) is a named defendant, but the defense of such Action and any recovery in such Action is otherwise not a Liability allocated under this Agreement or any Ancillary Agreement to that Party, then the other Party shall use commercially reasonable efforts to cause the named but not liable defendant to be removed from such Action and such defendants shall not be required to make any payments or contributions therewith. In the case of any such Action, (i) if there is a conflict of interest that under applicable rules of professional conduct would preclude legal counsel for one Party or one of its Subsidiaries representing another Party or one of its Subsidiaries or (ii) if any Third-Party Claim seeks equitable relief that would restrict or limit the future conduct of the non-responsible Party or one of its Subsidiaries or the business or operations of such non-responsible Party or one of its Subsidiaries, then the non-responsible Party shall be entitled to retain, at its expense, separate legal counsel to represent its interest and to participate in the defense, compromise, or settlement of that portion of the Third-Party Claim against that Party or one of its Subsidiaries.  Notwithstanding any other provision of this Agreement, TEN agrees to, and shall cause the members of the TEN Group to, take the actions set forth on Schedule 3.14(c).

(d)          TEN agrees (i) that the DPA, including any obligations thereunder, is applicable in full force to TEN and (ii) that pursuant to Section 19 of the DPA, the Fraud Section’s (as such term is defined in the DPA) and the Office’s (as such term is defined in the DPA) ability to breach under the DPA is applicable in full force to TEN.

(e)          TEN agrees that it shall, or shall cause the applicable member of the TEN Group to, timely pay any amounts due pursuant to those certain Leniency Agreements with the Controladoria Geral Da União (CGU), A Advocacia-Geral Da União (AGU) and Ministério Público Federal in Brazil.

3.15        Insurance Matters.

(a)          Except as otherwise expressly provided in this Section 3.15, the Parties acknowledge and agree that from and after the Effective Time, TEN, and each other member of the TEN Group, shall cease to be an insured, and shall not have access to or any rights under, any insurance policies or self-insured programs or related policies or agreements of TFMC and each other member of the TFMC Group, regardless of whether such policies were applicable to the TEN Group prior to the Effective Time.  Notwithstanding the foregoing, with respect to events or circumstances relating to the TEN Group that occurred or existed prior to the Effective Time that are covered by third party “occurrence-based” liability insurance policies of the TFMC Group (but excluding any self-insured, captive insurance or similar program) under which TEN and each other member of the TEN Group were insured on or prior to the Effective Time (the “Shared Policies”), TEN shall have the right (to the extent, if at all, permitted under such policies) to make claims, in each case, subject to the terms and conditions thereof; provided that TEN shall bear, and neither TFMC nor any other member of the TFMC Group, shall have any obligation to repay or reimburse TEN for, the amount of any deductibles, self-insured retentions and other out-of-pocket expenses incurred in connection with such claims under such occurrence-based policies.  TFMC agrees, at TEN’s request, to reasonably cooperate with TEN in the pursuit of such claims under the Shared Policies, in each case, at TEN’s sole cost and expense.

(b)          After the Effective Time, TEN will acquire its own insurance policies covering the TEN Group and each of their respective directors, officers and employees.

(c)          The provisions of this Agreement are not intended to and shall not relieve any insurer of any Liability under any policy.

(d)          No member of the TFMC Group or any TFMC Indemnitee will have any Liability whatsoever as a result of or in relation to the insurance policies, including the Shared Policies, as in effect at any time before or after the Effective Time, including as a result of (i) the level or scope of any insurance, (ii) the creditworthiness of any insurance carrier, (iii) the terms and conditions of any policy, (iv) the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim; (v) the administration, pursuit, or collection with respect to any claim; or (vi) the unavailability or denial of coverage for any other reason.

(e)          TFMC and the members of the TFMC Group, as applicable, will continue to own all insurance policies, insurance contracts, and other related insurance agreements of TFMC and members of the TFMC Group which are or were in effect at any time prior to the Effective Time, including the Shared Policies.  TFMC shall have the right, at its sole discretion and without liability to the TEN Group, to amend, terminate, buy-out, release, exhaust, extinguish liability, or otherwise modify any Shared Policies.

(f)          This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any members of the TFMC Group in respect of any insurance policy or any other contract or policy of insurance.

(g)          To the extent that any insurance policy provides for the reinstatement of policy limits, and both TFMC and TEN desire to reinstate such limits, the cost of reinstatement will be shared by TFMC and TEN as the Parties may agree. If either Party, in its sole discretion, determines that such reinstatement would not be beneficial, that Party shall not contribute to the cost of reinstatement.

(h)          For purposes of this Agreement, “Covered Matter” shall mean any matter with respect to which any TEN Indemnitee is entitled to pursue coverage under any Shared Policy pursuant to Section 3.15(a).  If TEN receives notice or otherwise learns of any Covered Matter, TEN shall promptly give TFMC written notice thereof. Any such notice shall describe the Covered Matter in reasonable detail. With respect to each Covered Matter and any Joint Claim, TEN shall have sole responsibility for reporting the claim to the insurance carrier and will provide a copy of such report to TFMC.

(i)           Each of TEN and TFMC will share such information as is reasonably necessary in order to permit the other Party to manage and conduct its insurance matters in an orderly fashion and provide the other Party with any assistance that is reasonably necessary or beneficial in connection with such Party’s insurance matters.

(j)           (j) The Parties acknowledge that the terms and conditions of the policies re-insured by the Insurance Vehicle provide that upon the occurrence of the Effective Time, a five (5) year extended reporting period for TFMC and TEN will commence.  From and after the Effective Time, both the members of the TFMC Group and the members of TEN Group may make claims to the Insurance Vehicle that shall be evaluated and paid in good faith in accordance with the terms and conditions of the policies re-insured by the Insurance Vehicle at the Effective Time.  If payments by the Insurance Vehicle in any policy period exceed Euro 25,000,000 then the additional layers of excess coverage will drop down.  From and after the Effective Time, (i) TEN shall cause the accounts of the Insurance Vehicle to remain actuarially sound and, if necessary, shall make period contributions to the Insurance Vehicle in connection therewith and (ii) TFMC shall have no obligations with respect to the Insurance Vehicle, including no obligation to make contributions to the Insurance Vehicle.

3.16        Guarantees, Letters of Credit and Other Obligations.

(a)          On or prior to the Effective Time or as soon as practicable thereafter, TFMC shall (with the reasonable cooperation of the applicable members of the TFMC Group) use its commercially reasonable efforts to have any members of the TEN Group removed as guarantor of or obligor for any TFMC Liability. On or prior to the Effective Time or as soon as practicable thereafter, TEN shall (with the reasonable cooperation of the applicable members of the TEN Group) use its commercially reasonable efforts to have any members of the TFMC Group removed as guarantor of or obligor for any TEN Liabilities.

(b)          On or prior to the Effective Time or as soon as practicable thereafter, (i) to the extent required to obtain a release from a guarantee, letter of credit or other obligation of any member of the TEN Group with respect to TFMC Liabilities, TFMC shall execute a substitute document in the form of any such existing guarantee or letter of credit, as applicable, or such other form as is agreed to by the relevant parties to such guarantee agreement, letter of credit or other obligation, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (A) with which TFMC would be reasonably unable to comply or (B) which would be reasonably expected to be breached and (ii) to the extent required to obtain a release from a guarantee, letter of credit or other obligation of any member of the TFMC Group with respect to TEN Liabilities, TEN shall execute a substitute document in the form of any such existing guarantee or letter of credit, as applicable, or such other form as is agreed to by the relevant parties to such guarantee agreement, letter of credit or other obligation, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (A) with which TEN would be reasonably unable to comply or (B) which would be reasonably expected to be breached.

(c)          If the Parties are unable to obtain, or to cause to be obtained, any such required removal as set forth in clauses (a) and (b) of this Section 3.16, (i) with respect to TFMC Liabilities, (A) TFMC shall, and shall cause the other members of the TFMC Group to, indemnify, defend and hold harmless each of the TEN Indemnitees from and against any Liability arising from or relating to such guarantee, letter of credit or other obligation, as applicable, and shall, as agent or subcontractor for the applicable TEN Group guarantor or obligor, pay, perform and discharge fully all of the obligations or other Liabilities of such guarantor or obligor thereunder, and (B) TFMC shall not, and shall cause the other members of the TFMC Group not to, agree to renew or extend the term of, increase any obligations under, or transfer to a third Person, any loan, guarantee, letter of credit, lease, contract or other obligation for which a member of the TEN Group is or may be liable unless all obligations of the members of the TEN Group with respect thereto are thereupon terminated by documentation satisfactory in form and substance to TEN in its sole and absolute discretion and (ii) with respect to TEN Liabilities, (A) TEN shall, and shall cause the other members of the TEN Group to, indemnify, defend and hold harmless each of the TFMC Indemnitees for any Liability arising from or relating to such guarantee, letter of credit or other obligation, as applicable, and shall, as agent or subcontractor for the applicable TFMC Group guarantor or obligor, pay, perform and discharge fully all of the obligations or other Liabilities of such guarantor or obligor thereunder, and (B) TEN shall not, and shall cause the other members of the TEN Group not to, agree to renew or extend the term of, increase any obligations under, or transfer to a third Person, any loan, guarantee, letter of credit, lease, contract or other obligation for which a member of the TFMC Group is or may be liable unless all obligations of the members of the TFMC Group with respect thereto are thereupon terminated by documentation satisfactory in form and substance to TFMC in its sole and absolute discretion.

ARTICLE IV.
EXCHANGE OF INFORMATION; CONFIDENTIALITY

4.1          Agreement for Exchange of Information. Except as otherwise provided in any Ancillary Agreement, each of TFMC and TEN, on behalf of itself and the members of its respective Group, shall use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to the other Party, at any time before or after the Effective Time, as soon as reasonably practicable after written request therefor, any Information (or a copy thereof) in the possession or under the control of either Party or any of the members of its Group to the extent that: (i) such Information relates to the TEN Business or any TEN Asset or TEN Liability, if TEN is the requesting party, or to the TFMC Business or any TFMC Asset or TFMC Liability, if TFMC is the requesting party; (ii) such Information is required by the requesting party to comply with its obligations under this Agreement or any Ancillary Agreement; or (iii) such Information is required by the requesting party to comply with any obligation imposed by any Governmental Entity; provided, however, that, in the event that the Party to whom the request has been made determines that any such provision of Information could be commercially detrimental, violate any Law or agreement or waive any attorney-client privilege, then the Parties shall use commercially reasonable efforts to permit compliance with such obligations to the extent and in a manner that avoids any such harm or consequence. The Party providing Information pursuant to this Section 4.1 shall only be obligated to provide such Information in the form, condition and format in which it then exists and in no event shall such Party be required to perform any improvement, modification, conversion, updating or reformatting of any such Information, and nothing in this Section 4.1 shall expand the obligations of the Parties under Section 4.4.

4.2          Ownership of Information. Any Information owned by one Group that is provided to a requesting Party pursuant to Section 4.1 or 4.7 shall remain the property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

4.3          Compensation for Providing Information. The Party requesting Information agrees to reimburse the other Party for the reasonable out-of-pocket costs, if any, of gathering, copying, transporting and otherwise complying with the request with respect to such Information (including any costs and expenses incurred in any review of Information for purposes of protecting the privileged Information of the providing Party or in connection with the restoration of backup media for purposes of providing the requested Information). Except as may be otherwise specifically provided elsewhere in this Agreement, any Ancillary Agreement or any other agreement between the Parties, such costs shall reflect the providing Party’s actual costs and expenses.

4.4          Record Retention.

(a)          The Parties agree and acknowledge that following the Effective Time, it is likely that each Party will have some of the Tangible Information of the other Party stored at its facilities or at Third Party records storage locations arranged for by such Party (each, a “Records Facility”) and the cost of any Third Party Records Facility where Tangible Information belonging to both members of the TFMC Group, on the one hand, and members of the TEN Group, on the other hand, is stored shall be split equitably between the TFMC Group and the TEN Group.

(b)          For a period of ten (10) years following the Effective Time, each Party shall use the same degree of care (but no less than a reasonable degree of care) as it takes to preserve confidentiality for its own similar Information: (i) to maintain the Stored Records at its Record Facility in accordance with its regular records retention policies and procedures and the terms of this Section 4.4; and (ii) to comply with the requirements of any “litigation hold” that relates to Stored Records at its Record Facility that relates to (x) any Action that is pending as of the Effective Time or (y) any Action that arises or becomes threatened or reasonably anticipated after the Effective Time as to which the Party storing such Stored Records has received a written notice of the applicable “litigation hold” from the other Party; provided, that such other Party shall be obligated to provide the Party storing such Stored Records with timely notice of the termination of such “litigation hold.”

4.5          Limitations of Liability. No Party shall have any liability to any other Party relating to or arising out of (a) any Information exchanged or provided pursuant to Section 4.1 that is found to be inaccurate in the absence of willful misconduct by the Party providing such Information or (b) the destruction of any Information after commercially reasonable efforts by such Party to comply with the provisions of Section 4.4.

4.6          Other Agreements Providing for Exchange of Information.

(a)          The rights and obligations granted under this Article IV are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of Information set forth herein or any Ancillary Agreement.

(b)          Either Party that receives, pursuant to a request for Information in accordance with this Article IV, Tangible Information that is not relevant to its request shall (i) return it to the providing Party or, at the providing Party’s request, destroy such Tangible Information and (ii) deliver to the providing Party a certificate certifying that such Tangible Information was returned or destroyed, as the case may be, which certificate shall be signed by an authorized Representative of the requesting Party.

(c)          When any Tangible Information provided by one Party to the other Party (other than Tangible Information provided pursuant to Section 4.4) is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement or is no longer required to be retained by applicable Law, the receiving Party shall promptly, after request of the other Party, either return to the other Party all Tangible Information in the form in which it was originally provided (including all copies thereof and all notes, extracts or summaries based thereon) or, if the providing Party has requested that the other Party destroy such Tangible Information, certify to the other Party that it has destroyed such Tangible Information (and such copies thereof and such notes, extracts or summaries based thereon); provided, that this obligation to return or destroy such Tangible Information shall not apply to any Tangible Information solely related to the receiving Party’s business, Assets, Liabilities, operations or activities.

4.7          Auditors and Audits.

(a)          Until the first TEN fiscal year end occurring after the Effective Time and for a reasonable period of time afterwards as required for each Party to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Distribution Date occurs, each Party shall provide or provide access to the other Party on a timely basis, all information reasonably required to meet its schedule for the preparation, printing, filing, and public dissemination of its annual financial statements and for management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with, as applicable, Items 307 and 308, respectively, of Regulation S-K promulgated by the SEC and, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder.

(b)          Until the first TEN fiscal year end occurring after the Effective Time and for a reasonable period of time afterwards as required for each Party to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Distribution Date occurs, each Party shall provide or provide access to the other Party on a timely basis, all information reasonably required to meet its schedule for the preparation, printing, filing, and public dissemination of its annual financial statements and for management’s assessment of the effectiveness of its risk management and control system in accordance with International Financial Reporting Standards as applied in the European Union and Article 2:362(9) of the Dutch Civil Code and Article 5:25c of the Financial Markets Supervision Act and, to the extent applicable to such Party, its auditor’s audit of TEN’s consolidated financial statements in accordance with International Financial Reporting Standards as applied in the European Union, Title 9 of Book 2 of the Dutch Civil Code and rules and auditing standards thereunder.

(c)          In the event a Party restates any of its financial statements that include such Party’s audited or unaudited financial statements with respect to any balance sheet date or period of operation as of the end of and for the 2021 fiscal year and the four (4) year period ending December 31, 2021, such Party will deliver to the other Party a substantially final draft, as soon as the same is prepared, of any report to be filed by such first Party with the AFM, the AMF or the SEC that includes such restated audited or unaudited financial statements (the “Amended Financial Report”); provided, however, that such first Party may continue to revise its Amended Financial Report prior to its filing thereof with the AFM, the AMF or the SEC, which changes will be delivered to the other Party as soon as reasonably practicable; provided, further, however, that such first Party’s financial personnel will actively consult with the other Party’s financial personnel regarding any changes which such first Party may consider making to its Amended Financial Report and related disclosures prior to the anticipated filing of such report with the AFM, the AMF or the SEC, with particular focus on any changes which would have an effect upon the other Party’s financial statements or related disclosures. Each Party will reasonably cooperate with, and permit and make any necessary employees available to, the other Party, in connection with the other Party’s preparation of any Amended Financial Reports.

4.8          Privileged Matters.

(a)          The Parties recognize that legal and other professional services that have been and shall be provided prior to the Effective Time have been and shall be rendered for the collective benefit of each of the members of the TFMC Group and the TEN Group, and that each of the members of the TFMC Group and the TEN Group should be deemed to be the client with respect to such services for the purposes of asserting all privileges and immunities that may be asserted under applicable Law in connection therewith. The Parties recognize that legal and other professional services will be provided after the Effective Time, which services will be rendered solely for the benefit of the TFMC Group or the TEN Group, as the case may be.

(b)          The Parties agree as follows:

(i)          TFMC shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information, other than such Privileged Information that relates solely to the TEN Business or TEN Liabilities, whether or not the Privileged Information is in the possession or under the control of a member of the TFMC Group or the TEN Group, and TEN Group agrees not to disclose any such Privileged Information to any Third Party;

(ii)         TEN shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the TEN Business, whether or not the Privileged Information is in the possession or under the control of a member of the TFMC Group or the TEN Group; TEN shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any TEN Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of a member of the TFMC Group or the TEN Group; and

(iii)        If the Parties do not agree as to whether certain information is Privileged Information, then such information shall be treated as Privileged Information, and the Party that believes that such information is Privileged Information shall be entitled to control the assertion or waiver of all privileges and immunities in connection with any such information until such time as it is finally judicially determined that such information is not Privileged Information or unless the Parties otherwise agree. The Parties shall use the procedures set forth in Article VI to resolve any Disputes as to whether any information relates solely to the TFMC Business, solely to the TEN Business, or to both the TFMC Business and the TEN Business.

(c)          Subject to Sections 4.8(d) and 4.8(e), the Parties agree that they shall have a shared privilege or immunity with respect to all privileges not allocated pursuant to Section 4.8(b) and all privileges and immunities relating to any Actions or other matters that involve both Parties (or one or more members of their respective Group) and in respect of which both Parties have Liabilities under this Agreement, and that no such shared privilege or immunity may be waived by either Party without the written consent of the other Party.

(d)          If any dispute arises between the Parties, or any member of their respective Group, regarding whether a privilege or immunity should be waived to protect or advance the interests of either Party and/or any member of their respective Group, each Party agrees that it shall: (i) negotiate with the other Party in good faith, (ii) endeavor to minimize any prejudice to the rights of the other Party and (iii) not unreasonably withhold consent to any request for waiver by the other Party. Further, each Party specifically agrees that it shall not withhold its consent to the waiver of a privilege or immunity for any purpose except to protect its own legitimate interests.

(e)          Upon receipt by any member of the TEN Group of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Information subject to a shared privilege or immunity or as to which TFMC or any of its Subsidiaries has the sole right hereunder to assert a privilege or immunity, or if TEN obtains knowledge that any of its, or any member of the TEN Group’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests that may reasonably be expected to result in the production or disclosure of such Privileged Information, TEN shall promptly provide written notice to TFMC of the existence of the request (which notice shall be delivered to TFMC no later than five (5) Business Days following the receipt of any such subpoena, discovery or other request) and shall provide TFMC a reasonable opportunity to review the Information and to assert any rights it or they may have, including under this Section 4.8 or otherwise, to prevent the production or disclosure of such Privileged Information.

(f)          Upon receipt by any member of the TFMC Group of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Information subject to a shared privilege or immunity or as to which TEN or any member of the TEN Group has the sole right hereunder to assert a privilege or immunity, or if TFMC obtains knowledge that any of its, or any member of the TFMC Group’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests that may reasonably be expected to result in the production or disclosure of such Privileged Information, TFMC shall promptly provide written notice to TEN of the existence of the request (which notice shall be delivered to TEN no later than five (5) Business Days following the receipt of any such subpoena, discovery or other request) and shall provide TEN a reasonable opportunity to review the Information and to assert any rights it or they may have, including under this Section 4.8 or otherwise, to prevent the production or disclosure of such Privileged Information.

(g)          Any furnishing of, or access to, Information pursuant to this Agreement and the transfer of the Assets and retention of the TEN Assets by TEN are made and done in reliance on the agreement of the Parties set forth in this Section 4.8 and in Section 4.9 to maintain the confidentiality of Privileged Information and to assert and maintain all applicable privileges and immunities. The Parties agree that their respective rights to any access to information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the Parties contemplated by this Agreement, and the transfer of Privileged Information between the Parties and members of their respective Group pursuant to this Agreement, shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise. The Parties further agree that: (i) the exchange or retention by one Party to the other Party of any Privileged Information that should not have been transferred or retained, as the case may be, pursuant to the terms of this Article IV shall not be deemed to constitute a waiver of any privilege or immunity that has been or may be asserted under this Agreement or otherwise with respect to such Privileged Information; and (ii) the Party receiving or retaining such Privileged Information shall promptly return or transfer, as the case may be, such Privileged Information to the Party who has the right to assert the privilege or immunity.

(h)          In furtherance of, and without limitation to, the Parties’ agreement under this Section 4.8, TFMC and TEN shall, and shall cause their applicable Subsidiaries to, use reasonable efforts to maintain their respective separate and joint privileges and immunities, including by executing joint defense and/or common interest agreements where necessary or useful for this purpose.

4.9          Confidentiality.

(a)          Confidentiality. From and after the Effective Time, subject to Section 4.10 and except as contemplated by or otherwise provided in this Agreement or any Ancillary Agreement, TFMC, on behalf of itself and each of its Subsidiaries, and TEN, on behalf of itself and each of its Subsidiaries, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to TFMC’s confidential and proprietary information pursuant to policies in effect as of the Effective Time, all confidential or proprietary Information concerning the other Party (or its business) and the other Party’s Subsidiaries (or their respective businesses) that is either in its possession (including confidential or proprietary Information in its possession prior to the Effective Time) or furnished by the other Party or the other Party’s Subsidiaries or their respective Representatives at any time pursuant to this Agreement or any Ancillary Agreement, and shall not use any such confidential or proprietary Information other than for such purposes as may be expressly permitted hereunder or thereunder, except, in each case, to the extent that such confidential or proprietary Information has been: (i) in the public domain or generally available to the public, other than as a result of a disclosure by such Party or any of its Subsidiaries or any of their respective Representatives in violation of this Agreement, (ii) later lawfully acquired from other sources by such Party or any of its Subsidiaries, which sources are not themselves bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such confidential or proprietary Information or (iii) independently developed or generated without reference to or use of the respective proprietary or confidential Information of the other Party or any of its Subsidiaries. The foregoing restrictions shall not apply in connection with the enforcement of any right or remedy relating to this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby. If any confidential or proprietary Information of one Party or any of its Subsidiaries is disclosed to another Party or any of its Subsidiaries in connection with providing services to such first Party or any of its Subsidiaries under this Agreement or any Ancillary Agreement, then such disclosed confidential or proprietary Information shall be used only as required to perform such services.

(b)          No Release; Return or Destruction. Each Party agrees not to release or disclose, or permit to be released or disclosed, any confidential or proprietary Information of the other Party addressed in Section 4.9(a) to any other Person, except its Representatives who need to know such Information in their capacities as such (who shall be advised of their obligations hereunder with respect to such Information), and except in compliance with Section 4.10. Without limiting the foregoing, when any Information furnished by the other Party after the Effective Time pursuant to this Agreement or any Ancillary Agreement is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, each Party shall, at its option, promptly after receiving a written notice from the disclosing Party, either return to the disclosing Party all such Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the disclosing Party that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon); provided, however, that a Party shall not be required to destroy or return any such Information to the extent that (i) the Party is required to retain the Information in order to comply with any applicable Law, (ii) the Information has been backed up electronically pursuant to the Party’s standard document retention policies and will be managed and ultimately destroyed consistent with such policies or (iii) it is kept in the Party’s legal files for purposes of resolving any dispute that may arise under this Agreement or any Ancillary Agreement.

(c)          Third-Party Information; Privacy or Data Protection Laws. Each Party acknowledges that it and its respective Subsidiaries may presently have and, after the Effective Time, may gain access to or possession of confidential or proprietary Information of, or personal Information relating to, Third Parties: (i) that was received under confidentiality or non-disclosure agreements entered into between such Third Parties, on the one hand, and the other Party or the other Party’s Subsidiaries, on the other hand, prior to the Effective Time or (ii) that, as between the two parties, was originally collected by the other Party or the other Party’s Subsidiaries and that may be subject to and protected by privacy, data protection or other applicable Laws. Each Party agrees that it shall hold, protect and use, and shall cause its Subsidiaries and its and their respective Representatives to hold, protect and use, in strict confidence the confidential and proprietary Information of, or personal Information relating to, Third Parties in accordance with privacy, data protection or other applicable Laws and the terms of any agreements that were either entered into before the Effective Time or affirmative commitments or representations that were made before the Effective Time by, between or among the other Party or the other Party’s Subsidiaries, on the one hand, and such Third Parties, on the other hand.

4.10        Protective Arrangements. In the event that either Party or any of its Subsidiaries is requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) by any Governmental Entity or pursuant to applicable Law or the rules of any stock exchange on which the shares of the Party or any member of its Group are traded to disclose or provide any confidential or proprietary Information of the other Party (other than with respect to any such Information furnished pursuant to the provisions of Section 4.1 or 4.7, as applicable) that is subject to the confidentiality provisions hereof, such Party shall provide the other Party with written notice of such request or demand (to the extent legally permitted) as promptly as practicable under the circumstances so that such other Party shall have an opportunity to seek an appropriate protective order, at such other Party’s own cost and expense. In the event that such other Party fails to receive such appropriate protective order in a timely manner and the Party receiving the request or demand reasonably determines that its failure to disclose or provide such Information shall actually prejudice the Party receiving the request or demand, then the Party that received such request or demand may thereafter disclose or provide Information to the extent required by such Law (as so advised by its counsel) or by lawful process or such Governmental Entity, and the disclosing Party shall promptly provide the other Party with a copy of the information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such information was disclosed, in each case to the extent legally permitted. Without limiting the foregoing, in the event that either Party or any of its Subsidiaries receives an oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process relating to the DPA or otherwise provides information regarding, or in connection with, the DPA to any Governmental Entity, such Party will provide a copy of the proposed response to such request or communication to the other Party at least five (5) days in advance of such response and both Parties agree to reasonably cooperate in the drafting of such response or communication. To the extent either Party independently discovers a matter that would potentially result in liability under the DPA for the other Party, such Party shall provide prompt notice of the discovery within five (5) days of such discovery, with such notice including the relevant underlying facts of the applicable matter. The Party receiving such notice will have an additional five (5) days following receipt of such notice to self-report such matter to the DOJ before the other Party contacts the DOJ to report such matter.

ARTICLE V.
FURTHER ASSURANCES AND ADDITIONAL COVENANTS

5.1          Further Assurances.

(a)          In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties hereto shall use its commercially reasonable efforts, prior to, on and after the Effective Time, to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable on its part under applicable Laws, regulations and agreements, to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)          Without limiting the foregoing, prior to, on and after the Effective Time, each Party hereto shall cooperate with each other Party hereto, and without any further consideration, but at the expense of the requesting Party, to execute and deliver, or use its commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain or make any Approvals or Notifications of, any Governmental Entity or any other Person under any permit, license, agreement, indenture or other instrument (including any Third Party consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by any other Party hereto from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transfers of the TEN Assets and the assignment and assumption of the TEN Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party shall, at the reasonable request, cost and expense of any other Party, take such other actions as may be reasonably necessary to vest in such other Party all of the transferring Party’s right, title and interest to the Assets allocated to such Party by this Agreement or any Ancillary Agreement, in each case, if and to the extent it is practicable to do so.

(c)          On or prior to the Effective Time, TFMC and TEN in their respective capacities as direct and indirect shareholders of their respective Subsidiaries, shall each ratify any actions that are reasonably necessary or desirable to be taken by any Subsidiary of TFMC or Subsidiary of TEN, as the case may be, to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

5.2          Performance. TFMC shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the TFMC Group. TEN shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the TEN Group. Each Party (including its permitted successors and assigns) further agrees that it shall (a) give timely notice of the terms, conditions and continuing obligations contained in this Section 5.2 to all of the other members of its Group, and (b) cause all of the other members of its Group not to take, or omit to take, any action which action or omission would violate or cause such Party to violate this Agreement or any Ancillary Agreement or materially impair such Party’s ability to consummate the transactions contemplated hereby or thereby.

5.3          Certain Restrictions and Non-Solicitation Provisions

(a)          As an essential consideration for the obligations of the other Parties under this Agreement and the Ancillary Agreements, and in contemplation of the consummation of the Transactions, each of TFMC and TEN hereby agrees that, from the date hereof until the 5th anniversary of the Distribution Date:

(i)          TFMC shall not, and it shall ensure that no member of its Group will, acquire or partner with any Person other than TEN with respect to engineering, procurement or construction activities relating to refining, liquified natural gas (LNG), petrochemicals, fertilizers, offshore fixed platforms, floating platforms or production units, or other floating structures (including, for example, mounting of wind turbines, hydrogen facilities & CO2 facilities etc), terrestrial renewables facilities (including but not limited to biofuels, waste-to-plastic, wind farms, hydrogen facilities, solar) and carbon capture, utilization and storage (CCUS) (the “TFMC Restricted Activities”), provided that, for the avoidance of doubt, nothing shall restrict TFMC or any member of its Group from participating in any manner whatsoever in any submission, proposal, offer or project with a Person other than TEN who is engaged in TFMC Restricted Activities, as long as the scope of the participation of TFMC or the relevant member of its Group in any such submission, proposal, offer or project on a stand-alone basis (i.e., without taking into account the contribution of such other Person) does not include TFMC Restricted Activities; and

(ii)          TEN shall not, and it shall ensure that no member of its Group will,  acquire or partner with any Person other than TFMC with respect to manufacturing or engineering, procurement, construction and installation activities relating to Surface Technologies, Subsea (any activity below the surface of the water and offshore ancillary equipment) transition and renewable energy (including but not limited to wind, wave, tidal, subsea hydrogen storage and transportation, subsea carbon storage, injection and transportation, subsea field electrification), subsea mining, geothermal, or offshore & Subsea integrated projects (iEPCI) (collectively, the “TEN Restricted Activities”), provided that, for the avoidance of doubt, nothing in this provision shall restrict TEN or any member of its Group from participating in any manner whatsoever in any submission, proposal, offer or project with a Person other than TFMC who is engaged in TEN Restricted Activities, as long as the scope of the participation of TEN or the relevant member of its Group in any such submission, proposal, offer or project on a stand-alone basis (i.e., without taking into account the contribution of such other Person) does not include TEN Restricted Activities. With respect to its Genesis business (or any successor thereof), TEN shall not, and it shall ensure that no members of its Group will, permit such business to acquire or partner with a competitor of TFMC for vendor-based studies or solutions, it being acknowledged and agreed that the continuation of Genesis’ existing agnostic studies business (but not its existing vendor-based studies) shall not be deemed a violation of this provision.

Except as otherwise noted in this Section 5.3, each of the Parties agrees that this Agreement shall not include any noncompetition or other similar restrictive arrangements with respect to the range of business activities that may be conducted, or investments that may be made, by the TFMC Group or the TEN Group.

(b)          After the Distribution Date until the second anniversary thereof, TFMC and TEN shall not, and shall cause each other member of their respective Group and any employment agencies acting on their respective behalf not to, solicit, recruit or hire, without the express written consent of an authorized representative of the other Group, any Person who is employed by any member of the other Group at the time of such solicitation, recruitment or hiring. Notwithstanding the foregoing, this prohibition on solicitation, recruitment and hiring does not apply to the solicitation, recruitment or hiring of a Person that a Party has demonstrated is primarily as a result of that Person’s affirmative response to a general recruitment effort carried out through a public solicitation or general solicitation that does not specifically target any Person who was employed by a member of the other Party after the Distribution Date.

(c)          It is the intention of each of the Parties that if any of the restrictions or covenants contained in this Section 5.3 is held by a court of competent jurisdiction to cover a geographic area or to be for a length of time that is not permitted by applicable Law, or is in any way construed by a court of competent jurisdiction to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section 5.3 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained in this Section 5.3) as shall be valid and enforceable under such Law. Each of TFMC and TEN acknowledges that any breach of the terms, conditions or covenants set forth in this Section 5.3 shall be competitively unfair and may cause irreparable damage to the other Party because of the special, unique, unusual and extraordinary character of the business of TFMC and TEN, respectively, and the recovery of damages at Law will not be an adequate remedy. Accordingly, each of the Parties agrees that for any breach of the terms, covenants or agreements of this Section 5.3, a restraining order or an injunction or both may be issued against the breaching Party, in addition to any other rights or remedies a non-breaching Party may have.

(d)          Except as expressly provided herein, or in the Ancillary Agreements, the Parties hereby acknowledge and agree that if any Person that is a member of a Group, including any officer or director thereof, acquires knowledge of a potential transaction or matter that may be a corporate opportunity for either or both Group, the other Group shall not have an interest in, or expectation that such opportunity be offered to it or that it be offered an opportunity to participate therein, and any such expectation with respect to such opportunity, is hereby renounced by such Group. Accordingly, except as expressly provided herein, or in the Ancillary Agreements, neither Group will be under any obligation to present, communicate or offer any such opportunity to the other Group and (ii) each Group has the right to hold any such opportunity for its own account, or to direct, recommend, sell, assign or otherwise transfer such opportunity to any Person or Persons other than the other Group, and, to the fullest extent permitted by Law, neither Group shall have or be under any duty to the other Group and shall not be liable to the other Group for any breach or alleged breach thereof or for any derivation of personal economic gain by reason of the fact that such Group or any of its officers or directors pursues or acquires the opportunity for itself, or directs, recommends, sells, assigns or otherwise transfers the opportunity to another Person, or such Group does not present, offer or communicate information regarding the opportunity to the other Group.

(e)          For the purposes of this Section 5.3, “corporate opportunities” of a Group shall include business opportunities that such Group is financially able to undertake, that are, by their nature, in a line of business of such Group, are of practical advantage to it and are ones in which any member of the Group has an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of a Person or any of its officers or directors will be brought into conflict with that of such Group.

5.4          Mail Forwarding. TFMC agrees that following the Effective Time it shall use its commercially reasonable efforts to forward to TEN any correspondence relating to the TEN Business (or a copy thereof to the extent such correspondence relates to both the TFMC Business and the TEN Business) that is delivered to TFMC and TEN agrees that following the Effective Time it shall use its commercially reasonable efforts to forward to TFMC any correspondence relating to the TFMC Business (or a copy thereof to the extent such correspondence relates to both the TFMC Business and the TEN Business) that is delivered to TEN.

5.5          Non-Disparagement. Each of the Parties shall not, and shall cause their respective Group and their respective officers and employees not to, make, or cause to be made, any statement or communicate any information (whether oral or written) that disparages the other Group or any of their respective officers, directors or employees.

5.6          Order of Precedence. The Parties acknowledge and confirm that, notwithstanding anything to the contrary in the Transfer Documents, (i) to the extent that any provision of the Transfer Documents conflicts with this Agreement, this Agreement shall be deemed to control with respect to the subject matter thereof and (ii) the Transfer Documents shall not be deemed in any way to amend, expand, restrict or otherwise modify such parties’ rights and obligations set forth in this Agreement.

5.7          TFMC Specified Marks.

(a)          Notwithstanding any inference or prior course of conduct to the contrary and except as provided in this Section 5.7 or in the Trademark Matters Agreement:

(i)          TEN acknowledges and agrees that the TFMC Specified Marks are owned solely by the TFMC Group, and that none of the TEN Group shall have any right, title or interest in and to the TFMC Specified Marks; and

(ii)        following the Separation, the TEN Group shall not: (A) use any of the TFMC Specified Marks; (B) seek to register any TFMC-Formative Marks, (C) challenge any rights of the TFMC Group in any TFMC-Formative Marks or their rights to register the same; (D) challenge the validity or enforceability of any of the TFMC-Formative Marks; or (E) assist any third party in connection with any of the foregoing.

(b)          In furtherance of TEN’s obligations in Section 5.7(a) above, as soon as possible following the Separation but not later than [180] days thereafter, the TEN Group shall remove and change signage, change and substitute promotional or advertising material in whatever medium, change stationery and packaging and take all such other steps as may be required or appropriate to cease all use of the TFMC Specified Marks; provided, however, that the TEN Group shall not be in violation of this Section 5.7 by reason of:

(i)          the appearance of the TFMC Specified Marks in or on any tools, dies, equipment, engineering/manufacturing drawings, manuals, work sheets, operating procedures, other written materials or other TEN Assets that are used for internal purposes only in connection with the TEN Business; provided that TEN reasonably endeavors to remove such appearances of the TFMC Specified Marks in the ordinary course of the operation of the TEN Business; or

(ii)         the appearance of the TFMC Specified Marks in or on any third party’s publications, marketing materials, brochures, instruction sheets, equipment or products that were distributed in the ordinary course of business or pursuant to a Contract prior to the Separation, and that generally are in the public domain, or any other similar uses by any such third party over which none of the TEN Group have control; or

(iii)        the use by the TEN Group of the TFMC Specified Marks in a non-trademark manner for purposes of notifying customers or the general public of the Separation.

5.8          Transfer of TEN Securities by TFMC.

(a)          Prior to the date that is sixty (60) days after the Distribution Date, TFMC shall not, without TEN’s prior written consent, Transfer any TEN Securities.

(b)          Prior to the occurrence of a TEN Change of Control, TFMC shall not, without TEN’s prior written consent, Transfer any TEN Securities to any TEN Competitor provided, however, that this clause (b) shall not limit TFMC from selling TEN Securities on Euronext Paris or any other securities exchange on which TEN Securities become listed as long as TFMC does not know that the counterparty to the transaction is a TEN Competitor; provided further, that in respect of any accelerated book build (“ABB”) regarding TEN Securities by TFMC, so long as TFMC has delivered allocation principles to the managers acting on behalf of TFMC in respect of the ABB in accordance with Directive 2014/65/EU of the European Parliament and of the Council of May 15, 2014 that all orders by TEN Competitors should be refused, TFMC shall be deemed to have complied with this clause (b).

(c)          Prior to the occurrence of a TEN Change of Control, TFMC shall not, without TEN’s prior written consent, knowingly Transfer TEN Securities in one or a series of privately-negotiated trades through an ABB, Fully Marketed Offering (as defined below) or off-market sale (i) to a Person who would, upon the completion of such trade, beneficially own 10% or more of the TEN Securities or (ii) that would trigger a mandatory public tender offer in accordance with both (A) the Decree on Public Offers (Besluit openbare biedingen Wft) and (B) the French Monetary and Financial Code (Code monétaire et financier); provided, however that in the event of any conflicting provisions, the Financial Code (Code monétaire et financier) shall control.

(d)          Prior to the occurrence of a TEN Change of Control, TFMC shall not, without TEN’s prior written consent, sell TEN Securities on Euronext Paris or any other securities exchange on which TEN Securities become listed in excess of 25% of the average daily trading volume of the TEN Securities for the five trading days preceding the day on which such sale occurs (it being understood and agreed that this clause (d) shall not apply to Fully Marketing Offerings or ABBs).

(e)          Until TFMC beneficially owns less than 5% of the TEN Securities, TEN will reasonably cooperate with TFMC to optimize any offering which entails TEN’s involvement in the form of a management road show and/or the preparation of a prospectus or similar offering document (a “Fully Marketed Offering”), including by providing reasonable access to information required for a due diligence investigation, comfort letters, road shows and marketing, drafting a prospectus or similar offering document, any reasonable requests from any relevant underwriters or advisers including for management involvement in the marketing of the Fully Marketed Offering or being a party to an underwriting agreement containing customary provisions including indemnification. The Parties agree to use their commercially reasonable efforts to obtain any regulatory, stock exchange, or other approval required for any Transfer of TEN Securities by TFMC.  Any fees and external expenses incurred by book runners, TEN and their advisors as reasonably agreed beforehand by TFMC and specifically incurred in connection with the Fully Marketed Offering will be borne by TFMC, it being understood that if such Fully Marketed Offering also includes the sale of primary TEN Securities by TEN at TEN’s request (provided, however, that any such sale of TEN Securities by TEN shall be limited to amounts that will not, in the reasonable opinion of TFMC, interfere with or impede the execution of the Fully Marketed Offering), TFMC and TEN will each pay a share of such fees and external expenses on a pro rata basis.

(f)          Until TFMC beneficially owns less than 5% of the TEN Securities, TEN will cooperate with TFMC to optimize any sale of a block of TEN Securities beneficially owned by TFMC, including by providing an opportunity to perform a due diligence investigation by a prospective purchaser. Any fees and external expenses incurred by TEN and its advisors as reasonably agreed beforehand by TFMC and specifically incurred in connection with such a sale of block of TEN Securities beneficially owned by TFMC will be borne by TFMC.  This due diligence shall include (i) management interviews, (ii) customary issuer representations and management representation letters, (iii) a review of the minutes of the TEN Board and (iv) a documentary review relating to such other matters as would be customary and appropriate for transactions of this type, in each case subject to appropriate confidentiality arrangements and restrictions.

(g)          Until TFMC beneficially owns less than 5% of the TEN Securities, TEN shall (i) produce, publish and maintain the effectiveness of a universal registration document (as defined under the Prospectus Regulation and as set forth in Commission Delegated Regulation (EU) 2019/980 of March 14, 2019 (Commission Delegated Regulation) which can be used, along with a securities note as defined in the Prospectus Regulation and as set forth in the Commission Delegated Regulation, for the purpose of making a public offering of TEN Securities in the European Economic Area; (ii) maintain the listing of the TEN Securities on the regulated market of Euronext Paris; (iii) maintain the eligibility of the TEN Shares for clearing by Euroclear France, Euroclear Bank SA/NV and Clearstream Banking, S.A.; (iv) procure the customary assistance of the depositary/custodian of the TEN Securities to assist in the relevant Transfer; (v) maintain the Level I American Depositary Receipt program in respect of the TEN Securities; and (vi) prepare, publish and file in a timely manner all documents and reports required by the Règlement général of the AMF, the Financial Markets Supervision Act (Wet op het financieel toezicht) of the Netherlands, Regulation (EU) No. 596/2014 of the European Parliament and of the Council of April 16, 2014 and Directive 2004/109/EC of the European Parliament as implemented in France and the Netherlands (as applicable to TEN).

(h)          At any time, and from time to time, TEN shall have the right to offer to purchase TEN Securities from TFMC at a price and on terms and conditions to be mutually agreed upon by TEN and TFMC.

(i)           At least three (3) Business Days prior to the announcement of any ABB relating to the sale of TEN Securities by TFMC, TFMC shall deliver a written notice (the “ABB Notice”) to TEN specifying in reasonable detail the number of TEN Securities TFMC intends to offer in such sale (the “ABB Securities”) and any other material terms and conditions of the proposed ABB. At any time prior to the announcement of such ABB, TEN may, in its sole discretion, deliver a written notice to TFMC, which notice shall be binding upon TEN and TFMC, to purchase from TFMC up to (i) a fixed euro amount of TEN Securities or (ii) a fixed number of TEN Securities, in either case at the clearing price in the ABB (such TEN Securities, the “Election Securities”). In the event that the number of Election Securities plus the ABB Securities does not exceed the number of TEN Securities held by TFMC as of such time, TFMC shall first sell the ABB Securities in the ABB and second, as soon after the consummation of the ABB as is practicable, sell the Election Securities to TEN. In the event that the number of Election Securities plus the ABB Securities exceeds the number of TEN Securities held by TFMC as of such time, TFMC shall, subject to applicable Law, instruct the book runners in the ABB to fulfill TEN’s order on a pro rata basis with the orders of other investors participating in the ABB.

(j)           At least fifteen (15) Business Days prior to the announcement of a Fully Marketed Offering of TEN Securities by TFMC, TFMC shall deliver a written notice (the “FMO Notice”) to TEN stating TFMC’s intention to undertake such Fully Marketed Offering. Within five (5) Business Days of the date on which such FMO Notice is delivered, TEN may deliver a written notice (the “FMO Election Notice”) to TFMC requesting that TEN and TFMC engage in discussions regarding a potential purchase by TEN of TEN Securities from TFMC. Upon receipt of such FMO Election Notice, TEN and TFMC shall engage in good faith discussions regarding a potential purchase of TEN Securities from TFMC; provided, that if an agreement for the purchase of such TEN Securities is not reached within five (5) Business Days of the date on which the FMO Election Notice is delivered, TFMC may proceed with the Fully Marketed Offering on such terms and conditions and for such number of TEN Securities as in its discretion.

5.9          Board Matters.

(a)          For so long as TFMC beneficially owns the applicable percentage of TEN Shares set forth in this sentence, TFMC shall have the right to propose one or two nominees to the TEN Board for appointment as non-executive directors (the “Shareholder Nominated Directors”) as follows: (i) two Shareholder Nominated Directors, so long as TFMC beneficially owns at least 18% of the TEN Shares; and (ii) one Shareholder Nominated Director, so long as TFCM beneficially owns at least 5% of the TEN Shares but less than 18% of the TEN Shares.  No later than the Distribution Date, TFMC, acting as the sole shareholder of TEN, shall appoint the initial Shareholder Nominated Directors to the TEN Board.

(b)          If at any time the number of Shareholder Nominated Directors serving on the TEN Board is less than the total number of Shareholder Nominated Directors TFMC is entitled to propose for nomination pursuant to the foregoing sentence, whether due to the death, resignation, retirement, disqualification or removal from office of a Shareholder Nominated Director or for any other reason, TFMC shall be entitled to propose for nomination such person’s successor, and the TEN Board shall promptly fill the vacancy with such successor as designated by TFMC, it being understood that any such successor nominee shall serve the remainder of the term of the Shareholder Nominated Director whom such nominee replaces in accordance with the TEN’s organizational documents.

(c)          The TEN Board shall make a binding nomination of any Shareholder Nominated Director for appointment as a non-executive director of the TEN Board in the first meeting of the TEN general meeting that is convened after receiving TFMC’s proposal for a Shareholder Nominated Director (unless such nominee is appointed by the Board in accordance with Section 5.9(b) and at each subsequent TEN general or special meeting at which directors are elected.

(d)          If TFMC’s beneficial ownership of TEN Shares decreases below any percentage threshold set forth in Section 5.9(a), TFMC shall promptly notify TEN and, if requested by the TEN Board, cause one or more, as applicable, of the Shareholder Nominated Directors to resign from the TEN Board and any committees thereof on which such Shareholder Nominated Directors serve, such that the remaining number of Shareholder Nominated Directors on the TEN Board does not exceed the number that TFMC is then entitled to propose for nomination pursuant to Section 5.9(a).

(e)          Each Shareholder Nominated Director shall be entitled to the same expense reimbursement and advancement, exculpation and indemnification in connection with his or her role as a director as the other members of the TEN Board, as well as reimbursement for documented, reasonable out-of-pocket expenses incurred in attending meetings of the TEN Board or any committee of the TEN Board of which such Shareholder Nominated Director is a member, in each case to the same extent as the other members of the TEN Board. Each Shareholder Nominated Director shall be also entitled to any retainer, equity compensation or other fees or compensation paid to the non-executive directors of TEN for his or her service as a director, including any service on any committee of the TEN Board.  The TEN Board shall give each Shareholder Nominated Director the same due consideration for membership to any committee of the TEN Board as any other non-executive director.  For as long as TFMC has the right to a Shareholder Nominated Director, TEN shall not amend its organizational documents, adopt any policies or take any other similar action to frustrate the purpose of this Section 5.9.

5.10        Information Rights. Without limiting, and in addition to, the rights of inspection provided under the Dutch Corporate Governance Code, for so long as TFMC beneficially owns at least 10% of the outstanding TEN Shares, in order to facilitate TFMC’s (i) compliance with its ongoing financial reporting, audit and other legal and regulatory requirements (including its tax, risk management and control procedures) applicable to its beneficial ownership of the TEN Shares and (ii) oversight of its investment in TEN, TEN agrees to provide TFMC with the following, subject to appropriate confidentiality arrangements and restrictions:

(a)          half-year financial statements as soon as reasonably practicable after they become available but no later than forty (40) days after the end of the applicable reporting period of TEN;

(b)          audited (by a nationally recognized accounting firm) annual financial statements as soon as reasonably practicable after they become available but no later than sixty (60) days after the end of each fiscal year of TEN;

(c)          any other financial information or other information reasonably necessary for TFMC to comply with the financial reporting, audit and other legal and regulatory requirements (including its tax, risk management and control procedures) applicable to TFMC; provided that any external costs incurred by TEN in connection with the collection and/or provision of such information to TFMC will be borne by TFMC.

5.11        Voting Agreement.

(a)          Until the earlier of (i) TFMC’s beneficial ownership of TEN Securities decreases below 10% and (ii) the occurrence of a TEN Change of Control, at any TEN general or special meeting at which any of the following matters are submitted to a vote of holders of TEN Securities: (A) the election of any directors to the TEN Board, (B) the removal of any directors from the TEN Board, (C) compensation of any member of the TEN Board or any executive officer of TEN, (D) remunerations policies, (E) the appointment of any third party auditor of TEN, (F) statutory accounts, (G) annual discharge of the members of the TEN Board, or (H) authorization delegated to the TEN Board with respect to any right of TEN to repurchase TEN Securities, issue additional TEN Securities or to exclude any preemptive rights granted in respect of any TEN Securities, TFMC shall vote, or cause to be voted, all TEN Securities beneficially owned by TFMC: (x) as recommended by the TEN Board with respect to each such matter or (y) in the same proportion that the TEN Securities not beneficially owned by TFMC are voted for or against, or abstains with respect to each such matter.

(b)          Until the earlier of (i) TFMC’s beneficial ownership of TEN Securities decreases below 10% and (ii) the occurrence of a TEN Change of Control, at any TEN general or special meeting, TFMC shall be present, in person or by proxy so that all of the TEN Securities beneficially owned by TFMC may be counted for the purposes of determining the presence of the share capital at such meeting.

5.12        Standstill.

(a)          Until TFMC beneficially owns less than 5% of the TEN Securities, TFMC will not, directly or indirectly, without the prior written consent of TEN:

(i)          effect, offer or seek to effect, propose to TEN or the TEN Board (in a manner that could result in public disclosure) to effect, cause or participate in, or in any way assist, encourage or facilitate any other Person to effect or seek, offer or propose to effect or participate in, with or without conditions, any TEN Change of Control, acquisition of, or merger, amalgamation, recapitalization, reorganization, business combination or other extraordinary transaction involving TEN or any Subsidiary thereof or any of its or their respective securities or assets;

(ii)         call, or seek to call, a general or special meeting of the TEN shareholders or initiate any shareholder proposal for action by the TEN shareholders;

(iii)       form, join or in any way participate in a Group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) for the purpose of voting, acquiring, holding, or disposing of any TEN Securities;

(iv)        make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies,” “consents” or “authorizations” to vote, or seek to advise or influence any person with respect to the voting of, any TEN Securities;

(v)         nominate candidates for election to the TEN Board or otherwise seek representation on the TEN Board (except as expressly set forth in this Agreement);

(vi)       publicly seek to, alone or in concert with others, control, advise, change or influence the management of TEN or any of its Subsidiaries, the TEN Board or the governance or policies of TEN or any of its Subsidiaries;

(vii)      publicly seek to effect any material changes in the capitalization structure of TEN;

(viii)      publicly propose to or seek to effect any amendment or modification to the constituent documents of TEN;

(ix)        acquire, offer to acquire or agree to acquire (or seek or propose to acquire), by purchase or otherwise, beneficial ownership of any TEN Securities, other than with respect to the TEN Securities beneficially owned by TFMC as of a result of the Transactions;

(x)         publicly propose to amend or waive any provision of this Section 5.12 (including this subclause (x)); or

(xi)        enter into any discussion, negotiation, agreement, arrangement or understanding with another Person with respect to any of the foregoing.

(b)          The provisions of this Section 5.12 shall not be deemed to prohibit or restrict TFMC from communicating privately with the TEN Board (i) so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure or (ii) from taking any action necessary to comply with applicable Law.  If any Person makes a public offer for at least 30% of (x) the outstanding TEN Securities or (y) the aggregate assets of TEN and its Subsidiaries, then the rights and obligations of the Parties pursuant to this Section 5.12 shall automatically terminate and be of no further force or effect.

ARTICLE VI.
DISPUTE RESOLUTION

6.1          General Provisions.

(a)          Any dispute, controversy or claim arising out of or relating to this Agreement or the Ancillary Agreements, including with respect to (i) the validity, interpretation, performance, breach or termination thereof or (ii) whether any Asset or Liability not specifically characterized in this Agreement or its Schedules, whose proper characterization is disputed, is a TEN Asset, TFMC Asset, TEN Liability or TFMC Liability, shall be resolved in accordance with the procedures set forth in this Article VI (a “Dispute”), which shall be the sole and exclusive procedures for the resolution of any such Dispute unless otherwise specified in this Article VI or Article III;

(b)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY AGREEMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY BASED UPON, RELATING TO OR ARISING FROM THIS AGREEMENT AND ANY OF THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.1(b).

(c)          The specific procedures set forth in this Article VI, including the time limits referenced herein, may be modified by agreement of both of the Parties in writing.

(d)          Commencing with the Initial Notice contemplated by Section 6.2, all applicable statutes of limitations and defenses based upon the passage of time shall be tolled while the procedures specified in this Article VI are pending. The Parties shall take any necessary or appropriate action required to effectuate such tolling.

(e)          Commencing with the Initial Notice contemplated by Section 6.2, any communications between the Parties or their representatives in connection with the attempted negotiation of any Dispute shall be deemed to have been delivered in furtherance of a Dispute settlement and shall be exempt from disclosure and production, and shall not be admissible into evidence for any reason (whether as an admission or otherwise), in any arbitral or other proceeding for the adjudication of any Dispute; provided, that evidence that is otherwise subject to disclosure or admissible shall not be rendered outside the scope of disclosure or inadmissible as a result of its use in the negotiation.

6.2          Negotiation by Senior Executives.

(a)          The Parties shall seek to settle amicably all Disputes by negotiation. The Parties shall first attempt in good faith to resolve the Dispute by negotiation in the normal course of business at the operational level within thirty (30) days after written notice is received by either Party regarding the existence of a Dispute (the “Initial Notice”).

(b)          If the Parties are unable to resolve the Dispute within such thirty (30)-day period, the Parties shall then attempt in good faith to resolve the Dispute by negotiation between executives designated by the Parties who hold, at a minimum, the office of Executive Vice President and/or Chief Legal Officer (such designated executives, the “Dispute Committee”). The Parties agree that the members of the Dispute Committee shall have full and complete authority on behalf of their respective Parties to resolve any Disputes submitted pursuant to this Section 6.2. Such Dispute Committee members and other applicable executives shall meet in person or by teleconference or video conference within thirty (30) days of the date of the Initial Notice to seek a resolution of the Dispute. In the event that the Dispute Committee and other applicable executives are unable to agree to a format for such meeting, the meeting shall be convened in person at a mutually acceptable location in London, England.

(c)           If the Dispute Committee is unable to resolve the Dispute within such thirty (30)-day period, the Dispute shall be submitted to each of the TFMC Chief Executive Officer and the TEN Chief Executive Officer, who shall then attempt in good faith to resolve the Dispute by negotiation. The Parties agree that the TFMC Chief Executive Officer and the TEN Chief Executive Officer shall have full and complete authority on behalf of their respective Parties to resolve any Disputes submitted pursuant to this Section 6.2. The TFMC Chief Executive Officer and the TEN Chief Executive Officer shall meet in person or by teleconference or video conference within thirty (30) days of the meeting of the Dispute Committee to seek a resolution of the Dispute. In the event that the TFMC Chief Executive Officer and the TEN Chief Executive Officer are unable to agree to a format for such meeting, the meeting shall be convened in person at a mutually acceptable location in London, England.

6.3          Arbitration.

(a)          Any Dispute arising out of or in connection with the present Agreement and not finally resolved pursuant to Section 6.2 within ninety (90) days from the delivery of the Initial Notice shall be shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. The language of the arbitration shall be English. The place of arbitration shall be Geneva, Switzerland. The arbitrator may award to the prevailing Party, if any, as determined by the arbitrator, its costs and expenses, including attorney’s fees. Judgment upon awards rendered by the arbitrator may be entered in any court having jurisdiction thereof. The Parties agree that, in the event any Party seeks specific performance or injunctive relief pursuant to Section 8.13, (i) each Party shall be entitled to take no more than ten (10) depositions or such greater number as the Parties may mutually agree upon or as may be ordered by the arbitrator and (ii) the arbitrator’s decision with respect to such matter shall be rendered no later than fifteen (15) Business Days after such matter is submitted to the arbitrator (and the Parties shall use commercially reasonable efforts to cause such submission to occur within ten (10) Business Days after the appointment of the arbitrator).

(b)          The Parties shall maintain the confidential nature of the arbitration proceeding and the award, including the hearing, except as may be necessary to prepare for or conduct the arbitration hearing on the merits, or except as may be necessary in connection with a court application for a preliminary remedy, a judicial challenge to an award or its enforcement, or unless otherwise required by law or judicial decision.

(c)          The agreement to arbitrate any Dispute set forth in this Section 6.3 shall continue in full force and effect subsequent to, and notwithstanding the completion, expiration or termination of, this Agreement.

6.4          Interim or Conservatory Measures. Notwithstanding the dispute resolution procedures in Sections 6.1 through 6.3, the parties may apply to any competent judicial authority for interim or conservatory measures. The application of a party to a judicial authority for such measures or for the implementation of any such measures ordered by an arbitral tribunal shall not be deemed to be an infringement or a waiver of the arbitration agreement and shall not affect the relevant powers reserved to the arbitrator(s).

ARTICLE VII.
TERMINATION
7.1          Termination. This Agreement and any Ancillary Agreement may be terminated and the terms and conditions of the Transactions may be amended, modified or abandoned at any time prior to the Effective Time by and in the sole and absolute discretion of the TFMC Board without the approval of any other Person, including the shareholders of TFMC or TEN. In the event that this Agreement is terminated, this Agreement shall become null and void and no Party, nor any Party’s directors, officers or employees, shall have any Liability of any kind to any Person by reason of this Agreement. After the Distribution, this Agreement may not be terminated except by an agreement in writing signed by TFMC and TEN.

7.2          Effect of Termination. In the event of any termination of this Agreement prior to the Effective Time, no Party (nor any of its directors, officers or employees) shall have any Liability or further obligation to the other Party by reason of this Agreement.

ARTICLE VIII.
MISCELLANEOUS

8.1          Corporate Power.

(a)          TFMC represents on behalf of itself and each other member of the TFMC Group, and TEN represents on behalf of itself and each other member of the TEN Group, as follows:

(i)          each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby; and

(ii)         this Agreement and each Ancillary Agreement to which it is a party has been or will be duly executed and delivered by it and constitutes or will constitute a valid and binding agreement of it enforceable in accordance with the terms thereof.

(b)          Each Party acknowledges that it and each other Party may execute this Agreement by facsimile, stamp or mechanical signature. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature made in its respective name as if it were a manual signature, agrees that it shall not assert that any such signature is not adequate to bind such Party to the same extent as if it were signed manually and agrees that at the reasonable request of any other Party at any time it shall as promptly as reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the date of the initial date thereof).

8.2          Modification or Amendments. Subject to the provisions of applicable Law, and except as otherwise provided in this Agreement, this Agreement and any Ancillary Agreement may be amended, modified or supplemented only by written instrument signed by the authorized representative of the Party against whom it sought to enforce such waiver, amendment, supplement or modification is sought to be enforced; provided, at any time prior to the Effective Time, the terms and conditions of this Agreement, including terms relating to the Transactions, may be amended, modified or abandoned by and in the sole and absolute discretion of the TFMC Board without the approval of any Person, including TFMC or TEN.

8.3          Waivers of Default. Waiver by a Party of any default by the other Party of any provision of this Agreement or any Ancillary Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement or any Ancillary Agreement shall operate as a waiver thereof nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

8.4          Counterparts. This Agreement and any Ancillary Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

8.5          Governing Law. This Agreement (and any claims or Disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of New York, irrespective of the choice of laws principles of the State of New York, including all matters of validity, construction, effect, enforceability, performance and remedies.

8.6          Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid or by prepaid overnight courier (providing written proof of delivery), or by electronic mail (with confirmed receipt), addressed as follows:

If to TFMC, to:

TechnipFMC plc
One St. Paul’s Churchyard,
London EC4M 8AP, United Kingdom
Attention: Victoria Lazar
Email: victoria.lazar@technipfmc.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
330 North Wabash Avenue, Suite 2800
Chicago, IL 60611
Attention: Ryan Maierson
Email: ryan.maierson@lw.com
Attention: Christopher R. Drewry
Email: christopher.drewry@lw.com

If to TEN, to:

If to TEN, to:
Technip Energies N.V.
6-8 Allée de l’Arche, Faubourg de l’Arche, ZAC Danton, 92400 Courbevoie, France
Attention: Bruno Vibert
Email: bruno.vibert@technipfmc.com
Attention: Stephen Siegel
Email: stephen.siegel@technipfmc.com

with a copy (which shall not constitute notice) to:

Davis & Polk Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention: William Aaronson
Email: william.aaronson@davispolk.com
Attention: Jacques Naquet-Radiguet
Email: jacques.naquet@davispolk.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

8.7          Entire Agreement. This Agreement (including any exhibits hereto) and any Ancillary Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

8.8          No Third-Party Beneficiaries. Except for the release and indemnification rights under this Agreement of any TFMC Indemnitee or TEN Indemnitee in their respective capacities as such, and the provisions of Section 3.1(d) as to directors and officers of the TFMC Group and TEN Group or as specifically provided in any Ancillary Agreement: (a) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person (including any shareholders of TFMC or shareholders of TEN) except the Parties hereto any rights or remedies hereunder; and (b) there are no third-party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any third Person (including any shareholders of TFMC or shareholders of TEN) with any remedy, claim, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

8.9          Severability. The provisions of this Agreement or any Ancillary Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

8.10        Interpretation. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Schedule or Exhibit, such reference shall be to a Section of, Schedule to or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” For purposes of this Agreement, whenever the context requires the singular number shall include the plural, and vice versa. All references in this Agreement to “$” are intended to refer to United States dollars and all references to “EUR” are to the lawful currency of the European Union. Any reference to a particular Law means such Law as amended, modified or supplemented (including all rules and regulations promulgated thereunder) and, unless otherwise provided, as in effect from time to time.

8.11        Defined Terms. Capitalized terms used and not otherwise defined herein shall have the meanings specified or referred to in Annex I.

8.12        Assignment. Except as set forth in any Ancillary Agreement, neither this Agreement nor any Ancillary Agreement nor any of the rights, interests or obligations under such Agreement shall be assigned, in whole or in part, by either Party without the prior written consent of the other Party. Any attempted or purported assignment in violation of the preceding sentence shall be null and void and of no effect whatsoever. Subject to the preceding two sentences, this Agreement and any Ancillary Agreements shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

8.13        Specific Performance.

(a)          Subject to Article IV, the Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the specific terms hereof or were otherwise breached. It is accordingly agreed that prior to the termination of this Agreement in accordance with Article VII, the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (without necessity of posting bond or other security (any requirements therefor being expressly waived)), this being in addition to any other remedy to which they are entitled at Law or in equity.

(b)          Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief as provided herein on the basis that (i) the other Party has an adequate remedy at Law or (ii) an award of specific performance is not an appropriate remedy for any reason at Law or equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

8.14        Force Majeure. No Party shall be deemed in default of this Agreement or, unless otherwise provided therein, any Ancillary Agreement for any delay or failure to fulfill any obligation, other than a delay or failure to make a payment, so long as and to the extent to which any delay or failure in the fulfillment of such obligations is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Party of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement and the Ancillary Agreements, as applicable, as soon as reasonably practicable.

8.15        Press Release. No later than one (1) Business Day after the Effective Time, TFMC and TEN shall issue a joint press release regarding the consummation of the Transactions.

8.16        Expenses. The expenses and costs incurred in connection with the Transactions shall be allocated among TFMC and TEN as set forth on Schedule 8.16.

8.17        Payment Terms.

(a)          Except as otherwise expressly provided to the contrary in this Agreement, any amount to be paid or reimbursed by a Party (where applicable, or a member of such Party’s Group) to the other Party (where applicable, or a member of such other Party’s Group) under this Agreement shall be paid or reimbursed hereunder within sixty (60) days after presentation of an invoice or a written demand therefor, in either case setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

(b)          Except as expressly provided to the contrary in this Agreement, any amount not paid when due pursuant to this Agreement (and any amount billed or otherwise invoiced or demanded and properly payable that is not paid within sixty (60) days of such bill, invoice or other demand) shall bear interest at a rate per annum equal to the Prime Rate, from time to time in effect, plus two percent (2%), calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.

(c)          Without the consent of the Party receiving any payment under this Agreement specifying otherwise, all payments to be made by either TFMC or TEN under this Agreement shall be made in U.S. dollars. Except as expressly provided herein, any amount which is not expressed in U.S. dollars shall be converted into U.S. dollars by using the exchange rate published on Bloomberg at 5:00 pm, Eastern time, on the day before the relevant date, or in The Wall Street Journal on such date if not so published on Bloomberg. Except as expressly provided herein, in the event that any indemnity payment required to be made hereunder may be denominated in a currency other than U.S. dollars, the amount of such payment shall be converted into U.S. dollars on the date in which notice of the claim is given to the indemnifying Party.

8.18        Survival of Covenants. Except as expressly set forth in this Agreement or any Ancillary Agreement, the covenants, representations and warranties contained in this Agreement and the Ancillary Agreements, and liability for the breach of any obligations contained herein or therein, shall survive the Transactions and shall remain in full force and effect in accordance with their terms.

8.19        Construction. This Agreement shall be construed as if jointly drafted by the Parties and no rule of construction or strict interpretation shall be applied against either Party. The Parties represent that this Agreement is entered into with full consideration of any and all rights which the Parties may have. The Parties have conducted such investigations they thought appropriate, and have consulted with such advisors as they deemed appropriate regarding this Agreement and their rights and asserted rights in connection therewith. The Parties are not relying upon any representations or statements made by the other Party, or such other Party’s employees, agents, representatives or attorneys, regarding this Agreement, except to the extent such representations are expressly set forth or incorporated in this Agreement. The Parties are not relying upon a legal duty, if one exists, on the part of the other Party (or such other Party’s employees, agents, representatives or attorneys) to disclose any information in connection with the execution of this Agreement or their preparation, it being expressly understood that neither Party shall ever assert any failure to disclose information on the part of the other Party as a ground for challenging this Agreement.

8.20        Performance. Each Party shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party.

8.21        No Admission of Liability. The allocation of assets and liabilities herein is solely for the purpose of allocating such assets and liabilities between TFMC and TEN and is not intended as an admission of liability or responsibility for any alleged liabilities vis-à-vis any Third Party, including with respect to the liabilities of any non-wholly owned subsidiary of TFMC or TEN.

8.22      Limited Liability of Shareholders. Notwithstanding any other provision of this Agreement, no individual who is a shareholder, director, employee, officer, agent or representative of TFMC or TEN, in such individual’s capacity as such, shall have any liability in respect of or relating to the covenants or obligations of TFMC or TEN, as applicable, under this Agreement or any Ancillary Agreement or in respect of any certificate delivered with respect hereto or thereto and, to the fullest extent legally permissible, each of TFMC or TEN, for itself and its respective Subsidiaries and its and their respective shareholders, directors, employees and officers, waives and agrees not to seek to assert or enforce any such liability that any such Person otherwise might have pursuant to applicable Law.

8.23        Exclusivity of Tax Matters. Notwithstanding any other provision of this Agreement (other than Sections 2.2(c), 3.5(g) and 3.6(f)), the Tax Matters Agreement shall exclusively govern all matters related to Taxes (including allocations thereof) addressed therein.

8.24        Limitations of Liability. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NEITHER TFMC NOR ITS AFFILIATES, ON THE ONE HAND, NOR TEN NOR ITS AFFILIATES, ON THE OTHER HAND, SHALL BE LIABLE UNDER THIS AGREEMENT OR ANY ANCILLARY AGREEMENT TO THE OTHER FOR ANY INCIDENTAL CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE, EXEMPLARY, REMOTE, SPECULATIVE OR SIMILAR DAMAGES IN EXCESS OF COMPENSATORY DAMAGES OF THE OTHER ARISING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (OTHER THAN ANY SUCH LIABILITY WITH RESPECT TO INDEMNIFICATION OF SUCH DAMAGES PAID BY AN INDEMNITEE IN RESPECT OF A THIRD-PARTY CLAIM).

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

TechnipFMC PLC

By:
Name
Title:

[Signature Page to Separation and Distribution Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

TECHNIP ENERGIES B.V.

By:
Name:
Title:

[Signature Page to Separation and Distribution Agreement]

ANNEX I:

Defined Terms

“Action” means any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any Governmental Entity or in any arbitration or mediation.

“Affiliate” means, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. It is expressly agreed that for purposes of this Agreement and the Ancillary Agreements, from and after the Effective Time, (i) no member of the TFMC Group shall be deemed to be an Affiliate of any member of the TEN Group, (ii) no member of the TEN Group shall be deemed to be an Affiliate of any member of the TFMC Group and (iii) no joint venture formed after the Effective Time solely between one or more members of the TFMC Group, on the one hand, and one or more members of the TEN Group, on the other hand, shall be deemed to be an Affiliate of, or owned or controlled by, any member of the TFMC Group or the TEN Group for the purposes of this Agreement.

“Agent” means Société Générale Securities Services S.A., as the distribution agent appointed by TFMC to distribute to the shareholders of TFMC all of the outstanding TEN Shares pursuant to the Distribution.

“Ancillary Agreements” means all Contracts entered into by the Parties or the members of their respective Group (but to which no Third Party is a party) in connection with the Transactions, including, the Employee Matters Agreement, the Patent License Agreement, the Tax Matters Agreement, the Trademark Matters Agreement, the Transfer Documents and the Transition Services Agreement.

“Approvals or Notifications” means any consents, waivers, approvals, permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any third Person, including any Governmental Entity.

“Assets” means assets, properties, claims and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of the applicable Person, including rights and benefits pursuant to any contract, license, permit, indenture, note, bond, mortgage, agreement, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in (a) London, England, (b) Paris, France and (c) New York, State of New York, United States of America

“Business Records” means all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, ledgers, journals, financial statements, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), Tax Returns, other Tax work papers and files and other documents in whatever form, physical, electronic or otherwise.

“Code” means the Internal Revenue Code of 1986, as amended.

 “Contract” means, with respect to any Person, any legally binding agreement, indenture, loan agreement, undertaking, note or other debt instrument, contract, lease, mortgage, deed of trust, permit, license, understanding, arrangement, commitment or other obligation, written or oral, to which such Person or any of its Subsidiaries is a party or by which any of them may be bound or to which any of their properties may be subject.

“Cryogenic Flexible Patents” has the meaning given in the Patent License Agreement.

“Director” shall mean, with respect to any member of the TFMC Group or the TEN Group, a member of the management board, as applicable, of such entity.

“Disclosure Document” shall mean any registration statement (including the EU Prospectus and the Form F-1) filed with the AFM, the AMF or the SEC by or on behalf of any Party or any member of its Group, and also includes any information statement, prospectus, offering memorandum, offering circular, periodic report or similar disclosure document, whether or not filed with the AFM, the AMF, the SEC or any other Governmental Entity, in each case which describes the Transactions or the TEN Group or primarily relates to the transactions contemplated hereby, including the Transactions, the TEN Financing Arrangements, the TFMC Financing Arrangements or the TEN Shares Issuance.

“Distribution Date” means the date on which TFMC, through the Agent, distributes all of the issued and outstanding TEN shares to the Record Holders in the Distribution.

“DOJ” means the U.S. Department of Justice.

“DPA” means that certain Deferred Prosecution Agreement entered into as of June 25, 2019, by and between TFMC and the DOJ.

“Dutch Transfer Agent” means the TMF Group B.V., as the custody and registrar agent appointed by TEN to receive and hold TEN Shares in accordance with Dutch Law.

“Effective Time” means 11:59 p.m. New York time, or such other time as TFMC may determine, on the Distribution Date.

“Employee Matters Agreement” means that certain Employee Matters Agreement to be entered into between TFMC and TEN in connection with the Transactions, as such agreement may be modified or amended from time to time in accordance with its terms.

“Environmental Law” means any Law relating to pollution, protection or restoration of or prevention of harm to the environment or natural resources, including the use, handling, production, registration, transportation, treatment, storage, disposal, Release or discharge of Hazardous Materials or the protection of or prevention of harm to human health and safety.

“Environmental Liabilities” means all Liabilities relating to, arising out of or resulting from any Hazardous Materials, Environmental Law or Contract relating to environmental, health or safety matters (including all removal, remediation or cleanup costs, investigatory costs, response costs, natural resources damages, property damages, personal injury damages, costs of compliance, including with any product take-back requirements, or with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations) and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith.

“EU Prospectus” means the prospectus approved by the AFM to effect the registration of the TEN Shares in the European Union in accordance with the Prospectus Regulation in connection with the Distribution, including any amendments or supplements thereto.

“Euronext Paris” means the Euronext Paris market operated by Euronext Paris S.A., the French securities market that qualifies as a regulated market in accordance with Directive 2014/65/EU of the European Parliament and of the Council of May 15, 2014 on markets in financial instruments and amending Directive 2002/92/EC and Directive 2011/61/EU.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder, as the same shall be in effect at the time reference is made thereto.

“Excluded Intellectual Property” means the Intellectual Property licensed pursuant to Shared Contracts, the TFMC Specified Marks and any Intellectual Property listed on Schedule I.A.

“Force Majeure” means, with respect to a Party, an event beyond the control of such Party (or any Person acting on its behalf), which by its nature could not have been reasonably foreseen by such Party (or such Person) or, if it could have been reasonably foreseen, was unavoidable, and includes acts of God, storms, floods, riots, labor unrest, pandemics (including Coronavirus (Covid-19)) nuclear incidents, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities, or other national or international calamity or one or more acts of terrorism or failure of energy sources or distribution or transportation facilities. Notwithstanding the foregoing, the receipt by a Party of an unsolicited takeover offer or other acquisition proposal, even if unforeseen or unavoidable, and such Party’s response thereto shall not be deemed an event of Force Majeure.

“Form F-1” means the registration statement on Form F-1 [(File No. [  ])] filed by TEN with the SEC to effect the registration of the TEN Shares in the United States pursuant to Section 12(b) of the Exchange Act in connection with the Distribution, including any amendments or supplements thereto.

“Governmental Approvals” means any notices or reports to be submitted to, or other filings to be made with, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Entity.

“Governmental Entity” means any governmental or regulatory authority, agency, commission, body or other governmental or regulatory entity (including any court), United States or non-United States, French, national or supra-national, state or local, including the AFM, the AMF, the SEC and the other Regulatory Authorities.

“Group” means either the TFMC Group or the TEN Group, as the context requires.

“Hazardous Materials” means any chemical, material, substance, waste, pollutant, emission, discharge, release or contaminant that could result in liability under, or that is prohibited, limited or regulated by or pursuant to, any Environmental Law, and any natural or artificial substance (whether solid, liquid or gas, noise, ion, vapor or electromagnetic) that alone or in combination could cause harm to human health or the environment, including but not limited to petroleum, petroleum products and byproducts, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, electronic, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances.

“Indebtedness” means (a) all obligations of such specified Person for borrowed money or arising out of any extension of credit to or for the account of such specified Person (including reimbursement or payment obligations with respect to surety bonds, letters of credit, bankers’ acceptances and similar instruments), (b) all obligations of such specified Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such specified Person upon which interest charges are customarily paid, (d) all obligations of such specified Person under conditional sale or other title retention agreements relating to Assets purchased by such specified Person, (e) all obligations of such specified Person issued or assumed as the deferred purchase price of property or services, (f) all liabilities secured by (or for which any Person to which any such liability is owed has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge or other encumbrance on property owned or acquired by such specified Person (or upon any revenues, income or profits of such specified Person therefrom), whether or not the obligations secured thereby have been assumed by the specified Person or otherwise become liabilities of the specified Person, (g) all capital lease obligations of such specified Person, (h) all securities or other similar instruments convertible or exchangeable into any of the foregoing, but excluding daily cash overdrafts associated with routine cash operations, and (i) any liability of others of a type described in any of the preceding clauses (a) through (h) in respect of which the specified Person has incurred, assumed or acquired a liability by means of a guaranty, excluding any obligations related to Taxes.]

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium and regardless of location, including (a) Technology and (b) to the extent not described by clause (a), technical, financial, employee or business information or data, studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names and records, supplier names and records, customer and supplier lists, customer and vendor data or correspondence, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other financial employee or business information or data, files, papers, tapes, keys, correspondence, plans, invoices, forms, product data and literature, promotional and advertising materials, operating manuals, instructional documents, quality records and regulatory and compliance records.

“Insurance Claims” means those insurance claims in the Insurance Vehicle.

“Insurance Proceeds” means those monies: (a) received by an insured Person from any insurer, insurance underwriter, mutual protection and indemnity club or other risk collective; or (b) paid on behalf of an insured Person by any insurer, insurance underwriter, mutual protection and indemnity club or other risk collective, on behalf of the insured, in either such case net of any costs or expenses incurred in the collection thereof; provided, however, that with respect to a captive insurance arrangement, Insurance Proceeds shall only include net amounts received by the captive insurer from a Third Party in respect of any captive reinsurance arrangement.

“Insurance Vehicle” means Engineering Re AG, a private limited company incorporated under the laws of Switzerland, having its registered seat in Zürich, Switzerland, and wholly owned Subsidiary of TFMC.

“Intellectual Property” means all intellectual property and industrial property in any and all jurisdictions throughout the world, including all: (a) patents, patent applications (including patents issued thereon) and statutory invention registrations, including reissues, divisions, continuations, continuations in part, substitutions, renewals, extensions and reexaminations of any of the foregoing, and all rights in any of the foregoing provided by international treaties or conventions, (b) Trademarks, (c) Internet domain names, (d) copyrights, mask works, database rights and design rights, whether or not registered, and all registrations and applications for registration of any of the foregoing, and all rights in and to any of the foregoing provided by international treaties or conventions, (e) any intellectual property rights in unpatented technology, and inventions (whether or not patentable and whether or not reduced to practice), invention disclosures, ideas, formulas, compositions, inventor’s notes, discoveries and improvements, manufacturing and production processes and techniques, testing information, research and development information, drawings, specifications, designs, plans, proposals and technical data, trade secrets, confidential information, data, know-how, product designs and development, methods and processes, testing tools and materials, customer information, marketing materials and market surveys and (f) intellectual property rights arising from or in respect of any Software or technology.

“Intercompany” means, with respect to any Contract, balance, arrangement or other legal or financial relationship, established at or prior to the Effective Time, that such Contract, balance, arrangement or other legal or financial relationship is (a) between or among one or more members of the TFMC Group and one or more members of the TEN Group, as applicable, or (b) between or among the TFMC Business and the TEN Business, even if within the same legal entity (in which case the applicable Contract, balance, arrangement or other legal or financial relationship shall be deemed to be binding as if it was between separate legal entities).

“Joint Claims” means any claim or series of related claims under any insurance policy that results or could reasonably be expected to result in the payment of Insurance Proceeds to or for the benefit of both one or more members of the TFMC Group and one or more members of the TEN Group.

“Law” means any supranational, federal, state, local or provincial, municipal, foreign or common law, statute, treaty, ordinance, rule, regulation, Order, agency requirement, writ, franchise, variance, exemption, approval, certificate, notice, bylaw, standard, policy guidance, license, permit or other binding requirements, policies or instruments of any relevant jurisdiction, including in the United States, United Kingdom, France or elsewhere issued, promulgated, adopted or entered into by or with any Governmental Entity or any Self-Regulatory Organization.

 “Liabilities” means any and all Indebtedness, guarantees, assurances, commitments, liabilities, responsibilities, Losses, remediation, deficiencies, reimbursement obligations in respect of letters of credit, damages, payments, fines, penalties, claims, settlements, judgments, sanctions, costs, expenses, interest and obligations of any nature or kind, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, reflected on a balance sheet or otherwise, or determined or determinable, including those arising under any Law, claim (including any Third-Party Claim), demand, Action, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity or arbitration tribunal, and those arising under any Contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking or terms of employment, whether imposed or sought to be imposed by a Governmental Entity, another third Person, or a Party, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, or otherwise, in each case, including all costs, expenses, interest, attorneys’ fees, disbursements and expenses of counsel, expert and consulting fees and costs related thereto or to the investigation or defense thereof, in each case (a) including any fines, damages or equitable relief that is imposed in connection therewith and (b) other than Taxes.

“Licensed TEN Patents” has the meaning given in the Patent License Agreement.

“Licensed TFMC Patents” has the meaning given in the Patent License Agreement.

“Losses” means any and all damages, losses (including diminution in value), deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, interest costs, fines and expenses (including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement rights hereunder), whether or not involving a Third-Party Claim, other than Taxes.

“Monetary Penalty” means any monetary payment ordered or imposed by a court and/or agreed with, or ordered or imposed by, any other entity, whether through a judgment, order, deferred prosecution agreement, non-prosecution agreement, declination or otherwise, including, fines,  penalties, restitution, forfeiture and/or disgorgement.

“NYSE” means the New York Stock Exchange.

“Outstanding RPBC Payment” means the outstanding payment in the amount of USD [˜] to be paid by Petróleo Brasileiro S.A. (Petrobras) to Technip Brasil – Engenharia, Instalações e Apoio Marítimo LTDA. pursuant to the Termo Para Encerramento de Pendências (TEP) dated April 29, 2020.

“Parties” or “Party” shall have the meaning set forth in the Preamble.

“Patent License Agreement” means that certain Patent License Agreement to be entered into between TFMC and TEN, pursuant to which (i) TFMC, on behalf of itself and the TFMC Group, grants to the TEN Group a license to use the Licensed TFMC Patents and the Cryogenic Flexible Patents in connection with the TEN Business, and (ii) TEN, on behalf of the TEN Group, grants to the TFMC Group a license to use the Licensed TEN Patents in connection with the TFMC Business.

“Permit” means all permits, licenses, franchises, authorizations, concessions, certificates, allowances, credits, consents, exemptions, approvals, variances, registrations, or similar authorizations from any Governmental Entity.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture (including with respect to any vessel), estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Prime Rate” shall mean the prime rate of Citibank N.A.

“PNF” means the Parquet National Financier.

“PNF Investigation” means the investigation being conducted by the PNF relating to business practices or conduct in connection with certain projects in Ghana and Equatorial Guinea that were awarded to certain Subsidiaries of TFMC in 2008 and 2009, respectively.

“Privileged Information” means any information, in written, oral, electronic or other tangible or intangible forms, including any communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), as to which a party or its respective Subsidiaries would be entitled to assert or have a privilege, including the attorney-client and attorney work product privileges.

“Prospectus Regulation” means Regulation (EU) 2017/1129 of the European Parliament and the Council of June 14, 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market.

“Record Date” means 5:00 p.m. New York time on the date to be determined by the TFMC Board as the record date for determining shareholders of TFMC entitled to receive TEN Shares in the Distribution.

“Record Holders” means the holders of record of TFMC Shares as of the Record Date.

“Regulatory Authority” means any and all relevant regulatory agencies or authorities of the United States, France, the United Kingdom, any member state in the EEA and other foreign regulatory agencies or authorities, in each case only to the extent that such agency or authority has authority and jurisdiction in the particular context.

“Release” means any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials into the environment (including ambient air, surface water, groundwater and surface or subsurface strata).

“Representatives” means, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys or other representatives.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Self-Regulatory Organization” means any United States or non-United States commission, board, agency or body that is not a Governmental Entity but is charged with the supervision or regulation of brokers, dealers, securities underwriting or trading, stock exchanges, commodities exchanges, electronic communication networks, insurance Group or agents, investment Group or investment advisers, including the NYSE and Euronext Paris.

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine-readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, (d) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (e) documentation, including user manuals and other training documentation, relating to any of the foregoing.

“Stored Records” means Tangible Information held in a Records Facility maintained or arranged for by the party other than the party that owns such Tangible Information.

“Subsea” means the business segment of TFMC that provides integrated design, engineering, procurement, manufacturing, fabrication and installation, and life of field services for subsea systems, subsea field infrastructure, and subsea pipe systems used in production and transportation.

“Subsidiary” means, with respect to any Person, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its respective Subsidiaries.

“Surface Technologies” means the Surface Technologies business segment of TFMC that designs and manufactures products and systems, and provides services used by oil and gas companies involved in land and offshore exploration and production of crude oil and natural gas; provided, however, that “Surface Technologies” for purposes of this Agreement shall not include TFMC’s loading systems business that provides land- and marine-based loading and transfer systems to the oil and gas, petrochemical, and chemical industries.

“Tangible Information” means Information that is contained in written, electronic or other tangible forms.

“Tax Matters Agreement” means that certain Tax Matters Agreement to be entered into between TFMC and TEN in connection with the Transactions, as such agreement may be modified or amended from time to time in accordance with its terms.

“Technology” shall mean all technology, designs, formulae, algorithms, procedures, methods, discoveries, processes, techniques, ideas, know-how, research and development, technical data, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship in any media, confidential, proprietary or nonpublic information, and other similar materials, all customized applications, completely developed applications and modifications to commercial applications, and all recordings, graphs, drawings, reports, analyses and other writings, and other tangible embodiments of the foregoing in any form, in each case, other than Software.

“TEN Actions” means (a) those Actions set forth set forth on Schedule I.B or (b) any Action primarily relating to, arising out of or resulting from the TEN Business or a TEN Asset not listed on Schedule I.B or Schedule I.H.

“TEN Balance Sheet” means the unaudited pro forma condensed combined balance sheet of the TEN Group as of June 30, 2020, including the notes thereto, included in the Form F-1.

“TEN Business” means (a) TFMC’s (i) “Onshore/Offshore” business segment, consisting of the study, engineering, procurement, construction, and project management of the entire range of onshore and offshore facilities related to the production, treatment, and transportation of oil and gas, as well as the transformation of petrochemicals such as ethylene, polymers, and fertilizers, as well as other activities, (ii) “Genesis” business, consisting of activities related to front-end engineering and design, (iii) “Cybernetix” business, consisting of the development of teleoperated systems, asset integrity monitoring and inspection for hostile environments, and (iv) “Loading Systems” business, consisting of the development of land-based and marine-based loading and transfer systems, and (b) without limiting the foregoing clause (a), any terminated, divested or discontinued businesses, Assets or operations that were of such a nature that they would have been part of the TEN Business (as described in the foregoing clause (a)) had they not been terminated, divested or discontinued (regardless of whether they ever operated under the “Technip Energies” name).

“TEN Change of Control” means any transaction or series of related transactions involving: (a) any merger, consolidation, share exchange, business combination, recapitalization, reorganization, or other transaction that would result in the shareholders of TEN immediately preceding such transaction beneficially owning less than 30% of the total outstanding equity securities in the surviving or resulting entity of such transaction (measured by voting power or economic interest), (b) any transaction, including any direct or indirect acquisition or any tender offer, exchange offer or other secondary acquisition, that would, if completed, result in any Person or group of Persons beneficially owning more than 30% of the TEN Shares (measured by voting power or economic interest), (c) any sale, lease, license or other disposition, directly or indirectly, of all or substantially all of the consolidated assets of TEN or (d) the majority of the TEN directors ceasing to be TEN Continuing Directors.

“TEN Competitor” means the Persons listed on Schedule 8.11.

“TEN Continuing Director” means (a) any Person who is a TEN director on the Distribution Date, (b) any TEN director who was nominated for election or elected to the TEN Board with the approval of the majority of the TEN Continuing Directors who were members of the TEN Board at the time of such nomination or election or (c) any TEN director who was nominated or elected to the Board by individuals referred to in clauses (a) and (b) above constituting at the time of such nomination or election at least a majority of the TEN Board.

“TEN Contracts” shall mean any Contract to which either Party or any member of its Group is a party or by which it or any member of its Group or any of their respective Assets is bound, whether or not in writing, primarily used or held for use in the conduct of the TEN Business; provided that TEN Contracts shall not include (a) any Contract that is contemplated to be retained by TFMC or any member of the TFMC Group from and after the Effective Time pursuant to any provision of this Agreement or any Ancillary Agreement or (b) any Contract referenced in Section 1.3(b).

[“TEN Financing Arrangements” means [ ● ]

“TEN Group” means, immediately after the Effective Time, (a) TEN and (b) each Subsidiary of TEN.

“TEN Intellectual Property” means (a)(i) the Intellectual Property set forth on Schedule I.C, (ii) the TEN Specified Marks, (iii) any Intellectual Property (other than Trademarks and Internet domain names) owned by TFMC or any of its Affiliates immediately prior to the Separation that is primarily used or held for use in connection with the TEN Business as of the Effective Time not listed on Schedule I.C or Schedule I.J and (iv) all rights to sue or otherwise recover for any past, present, or future infringement, misappropriation, dilution, or other violations of the foregoing; and (b) subject to Section 1.2, the Intellectual Property rights licensed to TFMC or any its Affiliates pursuant to TEN Contracts; but excluding in all cases the Excluded Intellectual Property.

“TEN Leases” means (a) the Contracts related to the leasing or subleasing of real property set forth on Schedule I.D and (b) any Contracts related to the leasing or subleasing of real property primarily used in connection with the TEN Business as of the Effective Time not listed on Schedule I.D or Schedule I.K, in the case of both clause (a) and (b) including all rights, interests or claims of either Party or any member of its respective Group thereunder as of the Effective Time.

“TEN Permits” means (a) any Permit set forth on Schedule I.E and (b) any Permit primarily used in connection with the TEN Business as of the Effective Time not listed on Schedule I.E or Schedule I.L.

“TEN Properties” means (a) the real property set forth on Schedule I.F under the heading “TEN Properties” and (b) any real property primarily used in connection with the TEN Business as of the Effective Time not listed on Schedule I.F or Schedule I.M.

“TEN Securities” means TEN Shares and TEN ADRs.

“TEN Specified Marks” means (a) the Trademarks and domain names set forth on Schedule I.G and (b) the Trademarks and domain names that are owned by TFMC or any of its Subsidiaries and that are primarily used (or, if the subject of an intent-to-use application, intended to be primarily used) in connection with the goods or services included in the TEN Business immediately prior to the Effective Time not set forth on Schedule I.G or Schedule I.I.

“TFMC Actions” means (a) those Actions set forth on Schedule I.H or (b) any Action primarily relating to, arising out of or resulting from the TFMC Business or a TFMC Asset as of the Effective Time not listed on Schedule I.H or Schedule I.B.

“TFMC-Formative Marks” means (a) all Trademarks and domain names set forth on Schedule I.I and (b) all Trademarks and domain names owned by TFMC or any of its Subsidiaries that contain the “TechnipFMC” name, either alone or in combination with other words or elements as of the Effective Time not listed on Schedule I.I or Schedule IG.

“TFMC Business” means all businesses and operations (whether or not such businesses or operations are or have been terminated, divested or discontinued) conducted by TFMC and its Subsidiaries prior to the Effective Time that are not included in the TEN Business. For the avoidance of doubt, TFMC Business includes the business practices or conduct in connection with certain projects in Ghana and Equatorial Guinea that were awarded to certain Subsidiaries of TFMC in 2008 and 2009, respectively, referred to in the definition of “PNF Investigation”.

[“TFMC Financing Arrangements” means [ ● ].]

“TFMC Intellectual Property” means (a)(i) the Intellectual Property set forth on Schedule I.J, (ii) the Excluded Intellectual Property, (ii) all Intellectual Property owned by either Party or any member of its respective Group thereunder as of the Effective Time not listed on Schedule I.J or Schedule I.C and (iii) all rights to sue or otherwise recover for any past, present, or future infringement, misappropriation, dilution, or other violations of the foregoing; and (b) all Intellectual Property rights licensed to TFMC or any its Affiliates, other than Intellectual Property licensed pursuant to TEN Contracts and included in the TEN Intellectual Property.

“TFMC Group” means, immediately after the Effective Time, (a) TFMC and (b) each Subsidiary of TFMC.

“TFMC Leases” means (a) the Contracts related to the leasing or subleasing of real property set forth on Schedule I.K and (b) any Contracts related to the leading or subleasing of real property primarily used in connection with the TFMC Business as of the Effective Time not listed on Schedule I.K or Schedule I.D, in the case of both clauses (a) and (b), including all rights, interests or claims of either Party or any member of its respective Group thereunder as of the Effective Time.

“TFMC Permits” means (a) any Permit set forth on Schedule I.L and (b) any Permit primarily used in connection with the TFMC Business as of the Effective Time not listed on Schedule I.L or Schedule I.E.

“TFMC Properties” means (a) the real property set forth on Schedule I.M under the heading “TFMC Properties” and (b) any real property primarily used in connection with the TFMC Business as of the Effective Time not listed on Schedule I.F or Schedule I.M.

“TFMC Specified Marks” means (a) all TFMC-Formative Marks, (b) any other Trademarks and domain names of TFMC or any of its Subsidiaries (other than the TEN Specified Marks), and (c) all Trademarks and domain names confusingly similar to or embodying any of the foregoing either alone or in combination with other words or elements, together with the goodwill associated with any of the foregoing.

“Trademark Matters Agreement” means that certain Coexistence and Trademark Matters Agreement to be entered into between TFMC and TEN, which shall govern the use and ownership of TFMC-Formative Marks by the parties thereto and the transitional use of certain “Loading Arms Marks” of TFMC by TEN.

“Trademarks” means all trademarks, service marks, trade names, trade dress, logos and other source or business identifiers, including all goodwill associated with any of the foregoing and any and all common law rights in and to any of the foregoing, registrations and applications for registration of any of the foregoing, all rights in and to any of the foregoing provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing.

“Transfer” means any direct or indirect transfer, donation, sale, assignment, pledge, hypothecation, grant of a security interest in or other disposal or attempted disposal of all or any portion of a security, any interest or rights in a security, or any rights under this Agreement.

“Transfer Documents” means transfer, contribution, distribution or other similar agreements, bills of sale, special warranty deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment entered into, as of or prior to the Effective Time, between one or more members of the TFMC Group, on the one hand, and one or more members of the TEN Group, on the other hand, as and to the extent necessary to evidence: (a) the transfer, conveyance and assignment of all of such Party’s and the applicable members of its Group’s right, title and interest in and to the Assets to the other Party and the applicable members of its Group in accordance with Section 1.1(a); and (b) the valid and effective assumption of the Liabilities by such Party or the applicable members of its Group in accordance with Section 1.1(a).

“Transition Services Agreement” means that certain Transition Services Agreement to be entered into between TFMC and TEN in connection with the Transactions, as such agreement may be modified or amended from time to time in accordance with its terms.

Other Defined Term References

Defined Term	Section
ABB	Section 5.8(b)
ABB Notice	Section 5.8(i)
ABB Securities	Section 5.8(i)
AFM	Preamble
Agreement	Preamble
Amended and Restated Articles of Association	Section 2.1(j)
Amended Financial Report	Section 4.7(c)
AMF	Preamble
Contribution	Recitals
Covered Matter	Section 3.15(h)
Depositary Agreement	Section 2.1(a)
Depositary Bank	Section 2.1(a)
Dispute	Section 6.1(a)
Dispute Committee	Section 6.2
Distribution	Recitals
Election Securities	Section 5.8(i)
FMO Election Notice	Section 5.8(j)
Fully Marketed Offering	Section 5.8(e)
ICC Rules	Section 6.3(a)
Indemnifying Party	Section 3.4(a)
Indemnitee	Section 3.4(a)
Indemnity Payment	Section 3.4(a)
Initial Notice	Section 6.2
Intended Transferee	Section 1.2
Intended Transferor	Section 1.2
Misdirected Payment	Section 1.6(g)
Records Facility	Section 4.4(a)
Separation	Recitals
Shared Contract	Section 1.4
Shared Permit	Section 1.4
Shared Policies	Section 3.5(a)
Shareholder Nominated Director	Section 5.9(a)
Specified Party	Section 1.6(g)
Tax	Tax Matters Agreement
Tax Returns	Tax Matters Agreement
TEN	Preamble
TEN Accounts	Section 1.6(a)
TEN ADRs	Section 2.1(i)
TEN Articles of Association	Section 2.1(j)
TEN Assets	Section 1.1(b)
TEN Board	Recitals
TEN Business Records	Section 1.1(b)(xi)
TEN Cash	Section 1.1(b)(iv)
TEN Indemnitees	Section 3.2

Defined Term	Section
TEN Liabilities	Section 1.1(d)
TEN Restricted Activities	Section 5.3(a)(ii)
TEN Shares	Recitals
TEN Shares Issuance	Recitals
TFMC	Preamble
TFMC Accounts	Section 1.6(a)
TFMC Assets	Section 1.1(c)
TFMC Board	Recitals
TFMC Contracts	Section 1.1(a)A
TFMC Indemnitees	Section 3.3
TFMC Liabilities	Section 1.1(e)
TFMC Restricted Activities	Section 5.3(a)(i)
TFMC Shares	Recitals
Third Party	Section 3.5(a)
Third-Party Claim	Section 3.5(a)
Transactions	Recitals